Exhibit 10.1

Execution Draft

CREDIT AGREEMENT

Dated as of June 30, 2004

by and between

P&F INDUSTRIES, INC.,

FLORIDA PNEUMATIC MANUFACTURING CORPORATION,

EMBASSY INDUSTRIES, INC.,

GREEN MANUFACTURING, INC.,

COUNTRYWIDE HARDWARE, INC.,

NATIONWIDE INDUSTRIES, INC., and

WOODMARK INTERNATIONAL, L.P.

as Co-Borrowers

- and -

CITIBANK, N.A.,

as Administrative Agent

- and -

THE LENDERS PARTY HERETO

SCHEDULES

Schedule I	–	Subsidiaries and Affiliates
Schedule II	–	Liens
Schedule III	–	Existing Indebtedness
Schedule IV	–	Existing Guarantees
Schedule V	–	Intentionally Omitted
Schedule VI	–	Permitted Investments
Schedule VII	–	Litigation
Schedule VIII	–	Environmental Matters

EXHIBITS

Exhibit A	–	Form of Revolving Credit Note
Exhibit B	–	Form of Equipment Loan Note
Exhibit C	–	Form of Term Loan Note
Exhibit D	–	Form of Guaranty
Exhibit E	–	Form of Security Agreement
Exhibit F	–	Form of Notice of Borrowing
Exhibit G	–	Form of Opinion of Counsel
Exhibit H	–	Form of Borrowing Base Certificate
Exhibit I	–	Form of Pledge Agreement
Exhibit J-1	–	Form of Woodmark Subordinated Note
Exhibit J-2	–	Form of Sherstad Subordinated Note
Exhibit K	–	Form of Mortgage
Exhibit L	–	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT dated as of June 30, 2004, by and among P&F INDUSTRIES, INC., a Delaware corporation (“P&F”), FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation (“Florida Pneumatic”), EMBASSY INDUSTRIES, INC., a New York corporation (“Embassy”), GREEN MANUFACTURING, INC., a Delaware corporation, (“Green”), COUNTRYWIDE HARDWARE, INC., a Delaware corporation (“Countrywide”), NATIONWIDE INDUSTRIES, INC., a Florida corporation (“Nationwide”) and WOODMARK INTERNATIONAL, L.P., a Delaware limited partnership (“Woodmark”; and collectively with P&F, Florida Pneumatic, Embassy, Green, Countrywide and Nationwide, the “Co-Borrowers”), the LENDERS which from time to time are parties to this Agreement (individually a “Lender” and, collectively, the “Lenders”) and CITIBANK, N.A., a national banking association, as Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS

The Co-Borrowers have requested the Lenders to extend credit from time to time and the Lenders are willing to extend credit to the Co-Borrowers, subject to the terms and conditions hereinafter set forth.

Accordingly, the Co-Borrowers and the Lenders agree as follows:

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.    Definitions.  As used herein, the following words and terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization which, directly or indirectly, controls or is controlled by or is under common control with such Person.  For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate Banker’s Acceptances Outstanding” shall mean on the date of determination thereof, the aggregate principal balance of outstanding Banker’s Acceptances created by the Issuing Lender on behalf of or for the benefit of the Co-Borrowers, or any of them, hereunder.

“Aggregate Letters of Credit Outstanding” shall mean on the date of determination thereof, the sum of (a) the aggregate maximum amount which is available or available in the future to be drawn under all outstanding Letters of Credit under this Agreement plus (b) the aggregate amount of any payments made by the Issuing Lender under any Letter of Credit issued pursuant to this Agreement that has not been reimbursed by the Co-Borrowers.

“Aggregate Outstandings” shall mean on the date of determination thereof, the sum of (i) Aggregate RC Outstandings plus (ii) aggregate outstanding principal amount of the Equipment Loans.

“Aggregate RC Outstandings” shall mean on the date of determination thereof, the sum of (i) the Aggregate Letters of Credit Outstanding, plus (ii) the Aggregate Banker’s Acceptances Outstanding, plus (iii) the aggregate outstanding principal amount of the Revolving Credit Loans.

“Agreement” shall mean this Credit Agreement dated as of June 30, 2004, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Revolving Credit Loan Margin” shall mean with respect to Revolving Credit Loans that are Prime Rate Loans or LIBOR Loans hereunder, the percentage set forth below under the headings “Prime Rate Margin” and “LIBOR Margin”, respectively, opposite the applicable ratio:

Consolidated Senior Debt to Consolidated EBITDA	Prime Rate Margin	LIBOR Margin

Greater than 3.50:1.00	0.25%	1.75%

Equal to or less than 3.50:1.00 but greater than 2.25:1.00	0%	1.60%

Equal to or less than 2.25:1.00	0%	1.45%

Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on the fifth Business Day following the date of delivery of the financial statements to the Administrative Agent for the fiscal quarter ending September 30, 2004, the Applicable Revolving Credit Loan Margin shall be 0% per annum, with respect to Prime Rate Loans, and 1.60% per annum, with respect to LIBOR Loans. The Applicable Revolving Credit Loan Margin will be set or reset quarterly on the date which is five (5) Business Days following the date of receipt by the Administrative Agent of the financial statements referred to in 6.03(a) and Section 6.03(b), together with a certificate of the Chief Financial Officer of the Co-Borrowers certifying the ratio of Consolidated Senior Debt to Consolidated EBITDA and setting forth the calculation thereof in detail; provided, however, that if any such financial statement and certificate are not received by the Administrative Agent within the time period required pursuant to Section 6.03(a) or Section 6.03(b), as the case may be, the Applicable Revolving Credit Loan Margin will be established at the highest rates provided above from the date such financial statement and certificate were due until the date which is five (5) Business Days following the receipt by the Administrative of such financial statements and certificate; and provided, further, that the Lenders shall not in any way be deemed to have waived any Event of Default, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso.

During the occurrence and continuance of a Default or an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Applicable Revolving Credit Loan Margin.

“Applicable Term Loan/Equipment Loan Margin” shall mean with respect to Term Loans and Equipment Loans that are Prime Rate Loans or LIBOR Loans hereunder, the percentage set forth below under the headings “Prime Rate Margin” and “LIBOR Margin”, respectively, opposite the applicable ratio:

Consolidated Senior Debt to Consolidated EBITDA	Prime Rate Margin	LIBOR Margin

Greater than 3.50:1.00	0.25%	2.00%

Equal to or less than 3.50:1.00 but greater 2.25:1.00	0%	1.75%

Equal to or less than 2.25:1.00	0%	1.50%

Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on the fifth Business Day following the date of delivery of the financial statements to the Administrative Agent for the fiscal quarter ending September 30, 2004, the Applicable Term Loan/Equipment Loan Margin shall be 0% per annum, with respect to Prime Rate Loans, and 1.75% per annum, with respect to LIBOR Loans. The Applicable Term Loan/Equipment Loan Margin will be set or reset quarterly on the date which is five (5) Business Days following the date of receipt by the Administrative Agent of the financial statements referred to in 6.03(a) and Section 6.03(b), together with a certificate of the Chief Financial Officer of the Co-Borrowers certifying the ratio of Consolidated Senior Debt to Consolidated EBITDA and setting forth the calculation thereof in detail; provided, however, that if any such financial statement and certificate are not received by the Administrative Agent within the time period required pursuant to Section 6.03(a) or Section 6.03(b), as the case may be, the Applicable Term Loan/Equipment Loan Margin will be established at the highest rates provided above from the date such financial statement and certificate were due until the date which is five (5) Business Days following the receipt by the Administrative of such financial statements and certificate; and provided, further, that the Lenders shall not in any way be deemed to have waived any Event of Default, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso.  During the occurrence and continuance of a Default or an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Applicable Term Loan/Equipment Loan Margin.

“Available Revolving Credit Commitment” shall mean at any time the lesser of (a) the Borrowing Base less Aggregate RC Outstandings or (b) the Revolving Credit Commitment less Aggregate Outstandings.

“Banker’s Acceptances” shall mean banker’s acceptances created by the Issuing Lender accepting a draft drawn on the Issuing Credit and which satisfy eligibility requirements established by the Board of Governors of the Federal Reserve System and the Issuing Lender’s internal requirements as in effect from time-to-time.

“Bowling Green Premises” shall mean the real property owned by Green at 1032 South Maple Street, Bowling Green, Ohio 43402-0408.

“Borrowing Base” shall mean as of any Borrowing Date an amount equal to the sum of (a) 80% of the value of the Obligor’s Eligible Accounts Receivable, and (b) the lesser of (i) 50% of the aggregate value of the Obligor’s Eligible Inventory, and (ii) $6,000,000; provided, however, such percentages and the foregoing inventory limitation may be revised from time to time solely by the Required Lenders in their Permitted Discretion (i) upon 30 days’ prior written notice to the Co-Borrowers so long as no Default or Event of Default has occurred and is then continuing or (ii) immediately upon written notice if a Default or Event of Default has occurred and is then continuing.  Without limiting the foregoing, the Required Lenders may revise such percentages after review of each field audit of the Obligor’s receivables and inventory.  The value of all Eligible Inventory shall be determined at the lower of cost or market value on a first in first out basis in accordance with Generally Accepted Accounting Principles applied on a consistent basis.  The Borrowing Base may be computed on the basis that the Woodmark Acquisition has been consummated and the Initial Borrowing Base Certificate shall be as of May 31, 2004 (but assuming the Woodmark Acquisition has been consummated).

“Borrowing Base Certificate” shall mean the Borrowing Base Certificate in the form set forth as Exhibit H attached hereto.

“Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed to a Co-Borrower.

“Business Day” shall mean any day not a Saturday, Sunday or legal holiday, on which banks in New York, New York are open for business; provided, however, that when used in connection with an LIBOR Loan the term “Business Day” shall exclude any day on which the Administrative Agent is not open for dealings in Dollar deposits in the London interbank eurodollar market.

“Capital Expenditures” shall mean additions to property and equipment of P&F and its Subsidiaries, which, in conformity with GAAP, are included as “additions to property, plant or equipment” or similar items which would be reflected in the consolidated statement of cash flow of P&F and its Subsidiaries, including without limitation, property and equipment which are the subject of a Capital Lease; provided that Capital Expenditures shall not include Permitted Acquisitions or Capital Expenditures of the Person acquired prior to the date of an acquisition.

“Capital Lease” shall mean (a) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on the balance sheet of the lessee, and (b) any other such lease the obligations with respect to which are required to be capitalized on the balance sheet of the lessee.

“Cash Collateral” shall mean a deposit by the Co-Borrowers made in immediately available funds to a cash collateral account at the Administrative Agent and the taking of all action required to provide the Administrative Agent, for the ratable benefit of the Lenders, a first priority perfected security interest in such deposit.

“Chief Financial Officer” shall mean, with respect to any entity, the Chief Financial Officer of such entity or in the event no such position exists, the Corporate Controller/Treasurer of such entity or the person performing comparable duties.

“Closing Date” shall mean June 30, 2004.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Proportion” shall mean, with respect to each Lender at the time of determination, the ratio, expressed as a percentage, which such Lender’s Commitments bear to the Total Commitment or, if the Commitments have expired or have been terminated, the ratio, expressed as a percentage, which (a) the sum of aggregate Loans advanced by such Lender, plus the Aggregate Banker’s Acceptance Outstandings and the Aggregate Letters of Credit Outstandings of such Lender to (b) the Aggregate Outstandings plus the aggregate amount of Term Loans outstanding, at such time.

“Commitments” shall mean, collectively, the Revolving Credit Commitment (including the Equipment Loan Commitment) and the Term Loan Commitment.

“Consolidated” shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with GAAP for P&F and its Subsidiaries.

“Consolidated Capital Base” shall mean on a Consolidated basis, the shareholders’ equity of P&F and its Subsidiaries plus, Subordinated Debt, less all intangible assets, including without limitation, organization expenses, intellectual property, goodwill, loans or mortgages due from shareholders and/or employees and/or Affiliates, treasury stock (unless otherwise deducted in the computation of shareholders’ equity) or deferred charges.

“Consolidated Current Maturities on Long Term Debt” shall mean the portion of any Indebtedness which is classified as the current portion of long term debt on the Consolidated financial statements of P&F and its Subsidiaries, in accordance with GAAP.

“Consolidated EBITDA” shall mean for P&F and its Subsidiaries for any period, the Consolidated Net Income (or Consolidated net loss) of P&F and its Subsidiaries for such period, plus the sum, without duplication, of (a) gross interest expense, (b) depreciation and amortization expenses or charges, (c) all income taxes to any government or governmental instrumentality, expensed on P&F’s or its Subsidiaries’ books (whether paid or accrued) and (d) non-cash extraordinary losses resulting from a write-off of goodwill in the context of an acquisition, minus the sum of (a) all extraordinary gains, (b) all interest income and (c) all non-cash income or gain, in each case determined on a Consolidated basis for P&F and its Subsidiaries in accordance with GAAP.  All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters next preceding the date of calculation thereof, provided that, notwithstanding anything to the contrary, EBITDA of Woodmark included in shall be calculated on an annualized basis for (i) the fiscal quarter ending September 30, 2004 by multiplying actual EBITDA of

Woodmark for the fiscal quarter ending September 30, 2004 by a multiple of four, (ii) the fiscal quarter ending December 31, 2004 by multiplying actual EBITDA of Woodmark for the two fiscal quarters ending December 31, 2004 by a multiple of two, and (iii) the fiscal quarter ending March 31, 2005 by multiplying actual EBITDA of Woodmark for three fiscal quarters ending March 31, 2005 by a multiple of three.

“Consolidated Interest Expense” shall mean the Consolidated interest expense of P&F and its Subsidiaries, determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income of P&F and its Subsidiaries on a Consolidated basis for such period determined in accordance with GAAP.

“Consolidated Net Loss” shall mean, for any period, a net loss of P&F and its Subsidiaries on a Consolidated basis for such period determined in accordance with GAAP.

“Consolidated Net Worth” shall mean (a) total Consolidated assets of P&F and its Subsidiaries less (b) the total Consolidated liabilities of P&F and its Subsidiaries, in each case determined in accordance with GAAP.

“Consolidated Senior Debt” shall mean all Indebtedness of P&F and its Subsidiaries for borrowed money other than (i) Indebtedness described in clause “(i)” of the definition of Indebtedness, but only to the extent such banker’s acceptance does not constitute Banker’s Acceptances, (ii) Indebtedness described in clause “(j)” of the definition of the term “Indebtedness,” (iii) Subordinated Debt, and (iv) Indebtedness consisting of foreign currency exchange agreements as described in clause “(h)” of the definition of Indebtedness.

“Default” shall mean any event or condition which upon notice, lapse of time or both, specified in Section 8.01 would constitute an Event of Default.

“Dollar” and the symbol “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, for any Person for any period, Net Income (or Net Loss) of such Person for such period, plus the sum, without duplication, of (a) gross interest expense of such Person, (b) depreciation and amortization expenses or charges of such Person, and (c) all income taxes to any government or governmental instrumentality expensed on such Person’s books (whether paid or accrued) minus the sum of (a) all extraordinary gains of such Person, and (b) all interest income of such Person, determined in accordance with GAAP applied on a consistent basis; provided that, if such Person has Subsidiaries, all of the foregoing categories shall be determined for such Person and its Subsidiaries on a consolidated basis in accordance with GAAP, applied on a consistent basis.

“Eligible Accounts Receivable” shall mean and include such accounts receivable of the Obligors’ arising out of sales, net of any credits, rebates or offsets and net of any commissions payable to third parties, and which are and at all times shall continue to be acceptable to the Required Lenders in all respects.  Criteria for eligibility may be fixed and revised from time to time solely by the Required Lenders in their Permitted Discretion, Discretion (i) upon 30 days’ prior written notice to the Co-Borrowers so long as no Default or Event of Default has occurred and is then continuing or (ii) immediately upon written notice if a Default or Event of Default has occurred and is then continuing.  In general, such accounts receivable shall in no event be deemed to be eligible unless:  (a) delivery of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession has occurred; (c) such merchandise or the services have been finally accepted by the account debtor without dispute, setoff, defense or counterclaim; (d) such account receivable continues to be in full conformity with any representation and warranty made herein by the respective Obligor to the Required Lenders with respect thereto; (e) not more than ninety (90) days have elapsed from the invoice date; (f) the account debtor with respect thereto is not an Affiliate of such Obligor or a foreign entity or located outside the United States (unless, with respect to a foreign account debtor, the account receivable is insured by credit insurance in form and substance satisfactory to the Required Lenders in all respects) and the account debtor is not the subject of any bankruptcy or insolvency proceeding; (g) except with respect to accounts receivable owing from Home Depot (or its Subsidiaries) or Sears (or its Subsidiaries), not more than 50% of aggregate accounts of the customer in question are more than 90 days from invoice date, (h) except with respect to accounts receivable owing from Home Depot (or its Subsidiaries) or Sears (or its Subsidiaries)if the aggregate accounts of the customer in question constitute more than 10% of such Obligor’s otherwise aggregate accounts receivable, the portion of such accounts in excess of such percentage shall not constitute Eligible Accounts Receivable; (i) such account receivable does not constitute an obligation of the United States unless all steps required by the Required Lenders in connection therewith including notice to the United States Government under the Federal Assignment of Claims Act have been duly taken; (j) such account receivable is not evidenced by an instrument (as defined in Article 9 of the Uniform Commercial Code) other than an instrument in the possession of the Administrative Agent for the ratable benefit of the Lenders, unless such receivable is in an amount less than $25,000; (k) such account receivable is not a contra account receivable; (l) such account receivable does not arise from a consignment sale; (m) such account receivable is not encumbered by Liens, other than Liens in favor of the Administrative Agent for the benefit of the Lenders; (n) such account receivable has not been written off or deemed uncollectible by such Obligor, as applicable; and (o) and the Required Lenders are, and continue to be reasonably satisfied with the credit standing of the account debtor in relation to amount of credit extended.  Notwithstanding anything to the contrary, the Lenders agree that the SHI Receivable shall be deemed an Eligible Receivable so long as the Escrow Agreement, dated as of the Closing Date, between Woodmark and Woodmark International L.P., a Texas limited partnership, shall remain in full force and effect.

“Eligible Inventory” shall mean all inventory (including raw materials) of the Obligors’ located in the United States, which meet all of the following specifications: (a) the inventory is lawfully owned by an Obligor, is not subject to any lien, claim, security interest or prior assignment and is not obsolete, (b) the inventory is stored on property that is either owned or leased by such Obligor or owned or leased by a warehousemen that has contracted with such Obligor to store inventory on such warehousemen’s property, provided that, with respect to inventory stored on property leased by an Obligor, such Obligor shall have delivered in favor of the Administrative Agent an appropriate lien waiver (in form and substance reasonably satisfactory to the Administrative Agent) executed by the Landlord, and with respect to inventory stored on the property owned or leased by a warehousemen, such Obligor shall have delivered to the Administrative Agent an appropriate lien waiver (in form and substance reasonably satisfactory to the Administrative Agent) executed by the warehousemen, provided further that, in the event that the Co-Borrowers shall not have delivered to the Administrative Agent a lien waiver reasonably satisfactory to the Administrative Agent executed by such Landlord or warehouseman, , the Administrative Agent may elect to reserve against such inventory held at such location in an amount to be determined by the Administrative Agent in its Permitted Discretion; (c) the Obligor has the right of assignment thereof and the power to grant liens and security interests therein; (d) the inventory arose or was acquired in the ordinary course of such Obligor’s business, and no portion thereof represents defective or damaged goods or perishable goods or unsalable goods; (e) no accounts receivable or document to title has been created or issued with respect to such inventory; (f) the inventory is readily marketable for sale or lease by the applicable Obligor, (g) the inventory does not consist of any packaging materials and supplies (other than inventoried packaging materials and supplies), supplies (other than supplies held for sale), obsolete goods, goods in transit to third parties, consigned inventory or inventory in transit.

“Embassy Premises” shall mean the real property owned by Embassy at 300 Smith Street, Farmingdale, New York 11735.

“Environmental Law” shall mean any law, ordinance, rule, regulation or policy having the force of law of any Governmental Authority relating to pollution or protection of the environment or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§9601, et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §§1801, et. seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§6901, et. seq.) and the rules and regulations promulgated pursuant thereto.

“Equipment Loan” shall have the meaning given to such term in Section 2.03 hereof.

“Equipment Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make the Equipment Loans to the Co-Borrowers in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Equipment Loan Commitment”.

“Equipment Loan Maturity Date” means, with respect to each Equipment Loan, the date on which such Equipment Loan becomes due and payable in accordance with its terms, which date shall be the date determined as set forth in Section 2.03 but which shall not be more than five (5) years from the date such Equipment Loan is made.

“Equipment Loan Notes” shall mean, collectively, the promissory notes of the Co-Borrower issued to each Lender in accordance with Section 2.03 hereof, each in the form attached as Exhibit B hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Co-Borrowers or any of them would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

“Eurocurrency Reserve Requirement” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the applicable statutory reserve requirements (expressed as a decimal) for the Administrative Agent (without duplication, but including, without limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D with respect to eurocurrency funding currently referred to as “Eurocurrency liabilities” in Regulation D.  It is agreed that for purposes hereof each LIBOR Loan shall be deemed to constitute a “Eurocurrency liability” as defined in Regulation D, and to be subject to the reserve requirements of Regulation D without benefit of credit or proration, exemptions or offsets which might otherwise be available to the Lenders from time to time under Regulation D.

“Event of Default” shall have the meaning set forth in Article VIII.

“Executive Officer” shall mean with respect to any entity, the Chairman, the President, the Chief Financial Officer or the Secretary of such entity, as applicable, and their respective successors, if any, designated by the board of directors.

“Existing Indebtedness” shall mean the aggregate Indebtedness of the Co-Borrowers to Citibank, N.A. (successor-in-interest to European American Bank) pursuant to that certain Credit Agreement, dated as of July 23, 1998, as amended, among the Co-Borrowers (other than Woodmark) and Citibank, N.A.

“Existing Letter of Credit” shall mean that certain Letter of Credit issued by Citibank, N.A. for the benefit of Green pursuant to the Reimbursement Agreement, of which $185,873.18 remains outstanding as of the Closing Date.

“Fixed Rate” shall mean a rate of interest per annum quoted to the Co-Borrowers by the Administrative Agent, from time to time at the request of the Co-Borrowers, as the “Fixed Rate”.  Such quoted rate shall be the fixed rate which would be applicable to a Fixed Rate Loan made by the Lenders on the requested date for a proposed Fixed Rate Loan, in the specified amount and for the specified term thereof.  Notwithstanding any other provision of this Agreement, the rate so quoted by the Administrative Agent shall be the rate, at the time of election, on United States Treasury Notes (as determined by the Administrative Agent) having maturities approximately equal to the maturity of such Fixed Rate Loan plus 175 basis points.

“Fixed Rate Loan” shall mean a Loan at such time as it is made or being maintained at the rate of interest based upon the Fixed Rate.

“GAAP” shall mean, with respect to the financial statements of any Person generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the financial Accounting Standards Board and which are consistently applied for all periods so as to properly reflect the consolidated financial condition and the consolidated results of operations and cash flows of such Person and its Subsidiaries.

“Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Guarantors” shall mean, collectively, each Person listed on Schedule IV hereto and each Person who, from time to time, is required to execute a Guaranty in accordance with Section 5.01(b) or Section 6.10; provided such Person’s status as a Guarantor shall be effective as of the date of such execution.

“Guaranty” means the Guaranty in the form attached hereto as Exhibit D to be executed and delivered by the Guarantors and any Person who may be required to execute the same pursuant to Section 6.10, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean any explosives, radioactive materials, or other materials, wastes, chemicals or substances regulated as toxic, hazardous, or as a pollutant, contaminant, or waste under any Environmental Law.

“Indebtedness” shall mean, without duplication, as to any Person or Persons (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, term notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) Indebtedness of others directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) all obligations of such Person under hedging agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice; (i) all obligations of such Person in respect of bankers acceptances; and (j) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit.

“Interest Payment Date” means, (i) with respect to Prime Rate Loans or LIBOR Loans, the first business day of each calendar month during the term of such Loan commencing with the month following the month in which such Loan is made; (ii) with respect to Fixed Rate Loans the monthly or quarterly interest payment dates established by the Administrative Agent at the time such Fixed Rate Loan is made, and (ii) with respect to any Loan, the date such Loan is paid in full or in part.

“Interest Period” shall mean with respect to any LIBOR Loan:

(a)           initially, the period commencing on the date such LIBOR Loan is made and ending one, two, three or six months thereafter, as selected by the Co-Borrowers in their Notice of Borrowing, or in their notice of conversion from a Prime Rate Loan as provided in Section 3.01(e); and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Co-Borrowers by irrevocable written notice to the Administrative Agent not later than 11:00 a.m. New York, New York time three Business Days prior to the last day of the then current Interest Period with respect to such LIBOR Loan and the Administrative Agent shall promptly notify each of the Lenders of such selection; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           if the Co-Borrowers shall fail to give notice as provided in clause (b) above, the Co-Borrowers shall be deemed to have requested conversion of the affected LIBOR Loan to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) no Interest Period may be selected with respect to (a) a Revolving Credit Loan which ends later than the Revolving Credit Commitment Termination Date, (b) the Term Loan which ends later than the Term Loan Maturity Date or (c) an Equipment Loan which ends later than the Equipment Loan Maturity Date; and

(v)           no more than twelve (12) Interest Periods may exist at any one time.

“Issuing Lender” shall mean the entity which is the Administrative Agent, in its capacity as the issue of the Letters of Credit and the creator of the Banker’s Acceptances hereunder.

“Jupiter Premises” shall mean the real property owned by Florida Pneumatic at 851 Jupiter Park Lane, Jupiter, Florida 33458.

“Letter of Credit” shall mean any Sight Letter of Credit or Standby Letter of Credit issued by the Issuing Lender for the account of the Co-Borrowers, or any of them, pursuant to the terms of this Agreement.

“LIBOR Loan” shall mean any Loan at such time as it is made and/or being maintained at a rate of interest based upon Reserve Adjusted Libor.

“Liens” shall mean any lien (statutory or otherwise) security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loans” shall mean, collectively, the Revolving Credit Loans, the Term Loans and the Equipment Loans and shall refer to a Prime Rate Loan, a LIBOR Loan or a Fixed Rate Loan, each of which shall be a “Type” of Loan.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, the Guaranties, the Subordination Agreements, the Reimbursement Agreement and each other agreement executed in connection with the transactions contemplated hereby or thereby, as each of the same may hereafter or thereafter be amended, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, properties or condition, financial or otherwise, of the Co-Borrowers taken as a whole or of the Co-Borrowers and their Subsidiaries, taken as a whole, or (ii) the ability of the Co-Borrowers, their Subsidiaries or any of them to perform their obligations hereunder or under the Loan Documents.

“Mortgages” shall mean, collectively, the (a) Mortgage and Security Agreement with respect to the Embassy Premises, (b) Mortgage and Security Agreement with respect to the Jupiter Premises, (c) Mortgage and Security Agreement with respect to the Bowling Green Premises, and (d) Mortgage and Security Agreement with respect to the Tampa Premises, each in the form attached hereto as Exhibit K, each to be executed and delivered on the Closing Date by the applicable Co-Borrower, as the same may hereafter be amended, restated, supplemented or otherwise modified, from time to time.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period determined in accordance with GAAP.

“Net Loss” shall mean, for any Person for any period, the Net Loss of such Person for such period determined in accordance with GAAP.

“Notice of Borrowing” shall mean the Notice of Borrowing substantially in the form attached hereto as Exhibit F.

“Obligations” shall mean all obligations, liabilities and indebtedness of the Co-Borrowers and the other Obligors to the Lenders and the Issuing Lender (whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise) arising under any Loan Document, including, without limitation, all obligations, liabilities and indebtedness of the Co-Borrowers with respect to the principal of and interest on the Loans and the payment and performance of all other obligations, liabilities, and indebtedness of the Obligors to the Administrative Agent and each Lender hereunder, under the

Notes or any other Loan Document or with respect to the Loans, including without limitation all fees, costs, expenses and indemnity obligations hereunder.

“Obligor” shall mean each Co-Borrower and each Guarantor.

“Payment Office” shall mean, with respect to the Administrative Agent, its office located at 730 Veterans Memorial Highway, Hauppauge, New York 11788 or such other office as it may designate from time to time and, with respect to the Issuing Lender, its office located at 730 Veterans Memorial Highway, Hauppauge, New York 11788 or such other office as it may designate from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean any acquisition by a Co-Borrower of more than 50% of the outstanding capital stock, membership interest, partnership interest or other similar ownership interest of a Person organized under the laws of the United States or any state thereof which is engaged in a line of business similar to the business of P&F or any of its Subsidiaries or the purchase of all or substantially all of the assets used by such Person or a division of such Person; provided (a) the business which is the subject of such acquisition does not have a negative EBITDA for the four fiscal quarters immediately prior to the date of consummation of the proposed acquisition for which financial statements are available; (b) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the acquisition, (c) the acquisition has either (i) been approved by the Board of Directors or other governing body of the Person which is the subject of the acquisition or (ii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by all of the shareholders or all of such members if shareholder or such member approval is required under applicable law or by the by-laws, certificate of incorporation or other governing instruments of such Person, (d)  prior to the closing of any such acquisition, the Co-Borrowers shall have delivered evidence to the Administrative Agent (with sufficient copies for each of the Lenders) that, on a pro forma basis, the Co-Borrowers will be in compliance with the financial condition covenants of Section 7.13 hereof upon completion of such acquisition; (e) the aggregate Permitted Acquisition Purchase Price paid in connection with any single Permitted Acquisition shall not exceed $5,000,000 and (f) the aggregate Permitted Acquisition Purchase Price paid in connection with all Permitted Acquisitions shall not exceed $15,000,000.

“Permitted Acquisition Purchase Price” shall mean, with respect to any Permitted Acquisition, collectively, without duplication, (a) all cash paid by any Co-Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, including transaction costs, fees and other expenses incurred by such Co-Borrower or such Subsidiary in connection with such Permitted Acquisition, (b) all Indebtedness created, and all Indebtedness assumed, by the any Co-Borrower or any of their respective Subsidiaries in connection with such Permitted Acquisition, (c) the value of all capital stock issued by any Co-Borrower or any of their respective Subsidiaries in connection with such Permitted Acquisition, and (d) the deferred portion of the purchase price (exclusive of interest thereon) or any other costs paid by any Co-Borrower or any of their respective Subsidiaries in connection with such Permitted Acquisition, including, but not limited to, any incremental amount payable as a result of consulting agreements and non-compete agreements, as estimated by P&F in good faith, as reasonably approved by the Administrative Agent.

“Permitted Discretion” shall mean the reasonable discretion of the Administrative Agent exercised in good faith.

“Permitted Investments”  shall mean (a) direct obligations of the United States of America or any governmental agency thereof, provided that such obligations mature within one year from the date of acquisition thereof; (b) dollar denominated certificates of time deposit maturing within eighteen months issued by any commercial bank organized and existing under the laws of the United Sates or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; (c) money market mutual funds having assets in excess of $2,500,000,000; (d) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively; or (e) tax exempt securities of a U.S. issuer rated A or better by Standard and Poor’s Corporation or Moody’s Investors Service, Inc.

“Permitted Liens” shall mean the Liens specified in clauses (a) through (l) of Section 7.01.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

“Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained, by any Co-Borrower or an ERISA Affiliate for employees of any Co-Borrower or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement in the form annexed hereto as Exhibit I and each Pledge Agreement hereafter executed and delivered by any Co-Borrower to the Administrative Agent, as each of the same may hereafter be amended, restated, supplemented or otherwise modified, from time to time.

“Prime Rate” shall mean the rate per annum publicly announced by the Administrative Agent from time to time as its prime rate in effect at its principal office, each change in the Prime Rate to be effective on the date such change is announced to become effective.

“Prime Rate Loan” shall mean the portion of a Loan at such time as it is bearing interest at the Prime Rate.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement between Woodmark International L.P., a Texas limited partnership and Stair House, Inc., a Georgia corporation, as Sellers, and Woodmark, as Purchaser, dated as of June 30, 2004, and all exhibits and schedules thereto.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Reimbursement Agreement” shall mean the Reimbursement Agreement, dated as of the September 16, 1998, between Citibank, N.A. and Green.

 “Reportable Event” shall mean an event described in Section 4043(c) of ERISA as to which the 30 day notice requirement has not been waived by the PBGC and which event occurs with respect to a Plan.

“Required Lenders” shall mean Lenders owed seventy five percent (75%) of the sum of the Aggregate Outstandings plus the Term Loans, or if no such Loans are outstanding, Lenders have seventy five percent (75%) of the Total Commitments.

“Reserve Adjusted Libor” shall mean with respect to the Interest Period pertaining to a LIBOR Loan, the rate per annum equal to the product (rounded upwards to the next higher 1/100 of one percent) of (a) the annual rate of interest at which Dollar deposits of an amount comparable to the amount of the portion of the LIBOR Loan allocable to the entity which is the Administrative Agent and for a period equal to the Interest Period applicable thereto which appear on Telerate Page 3750 at approximately 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Interest Period, multiplied by (b) the Eurocurrency Reserve Requirement.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans to the Co-Borrowers and to acquire participations in Letters of Credit and Banker’s Acceptances in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Revolving Credit Commitment”, as such amounts may be adjusted in accordance with the terms of this Agreement.

“Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Commitment Termination Date” shall mean June 29, 2005.

“Revolving Credit Loan” shall have the meaning specified in Section 2.01.

“Revolving Credit Notes” shall mean, collectively, the promissory notes of the Co-Borrowers issued to each Lender in accordance with Section 2.02 hereof, each in the form attached as Exhibit A hereto evidencing the Revolving Credit Loans, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Agreement” shall mean the Security Agreement, substantially in the form attached hereto as Exhibit E to be executed and delivered on the Closing Date by each Co-Borrower and each Guarantor, and thereafter, by any Person who may be required to execute the same pursuant to Section 6.10, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement and, at any time following their effectiveness in accordance with Section 6.14 and Section 8.01 hereof, the Mortgages.

“Sherstad Subordinated Note” shall mean the Subordinated Note, substantially in the form of Exhibit J-2 to be executed and delivered by Woodmark to Mr. Sam Sherstad on the Closing Date, as the same may hereafter be amended, restated, supplemented or otherwise, modified from time to time.

“SHI Receivable” shall mean all amounts payable to Stair House, Inc., a Georgia corporation (“SHI”), under that certain Promissory Note and Security Agreement, dated April 7, 2003, in the aggregate principal amount of $83,350.39, issued by Stair Systems Holding Company, a Georgia corporation, to SHI, and the related guaranty thereof by David E. Taylor.

“Sight Letter of Credit” shall mean a Letter of Credit wherein the draft is drawn at sight (i.e., drawn payable upon presentment).

“Solvent” shall mean with respect to any Person as of the date of determination thereof that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.

“Standby Letter of Credit” shall mean any letter of credit issued to support an obligation of a Person and which may only be drawn upon the failure of such Person to perform such obligation or another contingency.

“Subordinated Debt” or “Subordinated Indebtedness” shall mean all debt which is subordinated in right of payment to the prior indefeasible payment in full of the Obligations of the Obligor party to such Subordinated Debt or Subordinated Indebtedness, such subordination to be on terms satisfactory to and approved in writing by the Required Lenders.  The Woodmark Subordinated Note and the Sherstad Subordinated Note constitute Subordinated Debt.

“Subordination Agreements” shall mean the subordination provisions contained in the Woodmark Subordinated Note and the Sherstad Subordinated Note.

“Subsidiaries” shall mean with respect to any Person any corporation, association or other business entity more than 50% of the voting stock or other ownership interests of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.

“Tampa Premises” means the real property owned by Countrywide at 10333 Windhorst Road, Tampa, Florida 33619.

“Telerate Page 3750” shall mean the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Serve or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for Dollar deposits).  Each Reserve Adjusted LIBOR rate based on the rate displayed on Telerate Page 3750 shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make the Term Loan to the Co-Borrowers in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Term Loan Commitment”.

“Term Loan” shall have the meaning specified in Section 2.04.

“Term Loan Maturity Date” shall mean June 30, 2011.

“Term Loan Note” shall mean the promissory note of the Co-Borrowers in the form attached as Exhibit C hereto evidencing the Term Loans, as the same may be amended, supplemented or otherwise modified from time to time.

“Total Commitment” shall mean, at any time, the aggregate of the Commitments in effect at such time which, initially, shall be $46,000,000.

“Total Equipment Loan Commitment” shall mean the aggregate of the Equipment Loan Commitments in effect on the Closing Date, which shall be $3,000,000.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate of the Revolving Credit Commitments in effect at such time, which, initially shall be $12,000,000.

“Total Term Loan Commitment” shall mean the aggregate of the Term Loan Commitments in effect on the Closing Date, which shall be $34,000,000.

“Type” shall have the meaning set forth in the definition of “Loans”.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Woodmark Acquisition” shall mean the acquisition by Woodmark of assets and the assumption of certain liabilities of the Sellers pursuant to the Purchase Agreement.

“Woodmark Subordinated Note” shall mean the Subordinated Note, substantially in the form attached hereto as Exhibit J-1 to be executed and delivered on the Closing Date by Woodmark International L.P., as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

SECTION 1.02.    Accounting Terms.  Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under GAAP.

SECTION 1.03.    Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.  Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under GAAP.  The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary.  The word “will” shall be construed to have the same meaning in effect as the word “shall”.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto and any amendments thereof, all of which are by this reference incorporated into this Agreement.

ARTICLE II LOANS

SECTION 2.01.    Revolving Credit Loans.  (a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, each Lender agrees, severally but not jointly, to make loans (individually, a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Co-Borrowers during the Revolving Credit Commitment Period up to but not exceeding at any one time outstanding the amount of its Revolving Credit Commitment; provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, (i) Aggregate Outstandings would exceed the Total Revolving Credit Commitment or (ii) Aggregate RC Outstandings would exceed the Borrowing Base.  Within the foregoing limits, the Co-Borrowers may from time to time borrow, repay and reborrow hereunder on or after the Closing Date and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein.  The Revolving Credit Loans may be LIBOR Loans or Prime Rate Loans or a combination thereof.

(b)           The Co-Borrowers shall give the Administrative Agent irrevocable written notice (or telephonic notice promptly confirmed in writing), not later than 11:00 a.m., New York, New York time, three Business Days prior to the date of each proposed LIBOR Loan under this Section 2.01 (other than the initial LIBOR Loan funded on the Closing Date) or on the date of each proposed Prime Rate Loan under this Section 2.01.  Such notice shall be irrevocable and shall specify the amount and Type of the proposed borrowing, the initial Interest Period if a LIBOR Loan, and the proposed Borrowing Date.  Upon receipt of such notice from the Co-Borrowers, the Administrative Agent shall promptly notify each Lender thereof.  Each borrowing pursuant to the Total Revolving Credit Commitment shall be in an aggregate principal amount of (i) the lesser of (x) $100,000 or whole multiples thereof or (y) the Available Revolving Credit Commitment, with respect to Prime Rate Loans, and (ii) $500,000 or whole multiples of

$100,000 in excess thereof with respect to LIBOR Loans provided the Available Revolving Credit Commitment is at least $500,000.

(c)           The Co-Borrowers shall have the right, upon not less than three Business Days’ prior written notice to the Administrative Agent and each Lender, to terminate the Total Revolving Credit Commitment or, from time to time, to permanently reduce the amount of the Total Revolving Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, Aggregate Outstandings would exceed the Total Revolving Credit Commitment; provided, further, that any such termination or reduction requiring prepayment of any LIBOR Loans shall be made only on the last day of the Interest Period with respect thereto or on the date of payment in full of all amounts owing to the Lenders pursuant to Section 3.08 as a result of such termination or reduction.  The Administrative Agent shall notify each Lender of each notice from the Co-Borrowers to terminate or permanently reduce the Total Revolving Credit Commitment pursuant to this Section 2.01(d).  Any such reduction shall be in the aggregate amount of $1,000,000 or whole multiples of $100,000 in excess thereof, and shall reduce permanently the amount of the Total Revolving Credit Commitment then in effect.

(e)           The several agreements of the Lenders to make Revolving Credit Loan pursuant to this Section 2.01 shall automatically terminate on the Revolving Credit Commitment Termination Date.  Upon such termination, the Co-Borrowers shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.

SECTION 2.02.    Revolving Credit Notes.   The Revolving Credit Loans made by each Lender shall be evidenced by a Revolving Credit Note, appropriately completed, duly executed and delivered on behalf of the Co-Borrowers and payable to the order of each Lender in a principal amount equal to the Revolving Credit Commitment of such Lender.  Each Revolving Credit Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date, and (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01.  Each Lender is authorized to record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan of such Lender on the grid schedule annexed to the Revolving Credit Note of such Lender, and the Co-Borrowers authorize each Lender to make such recordation; provided, however, that the failure of a Lender to set forth each such Revolving Credit Loan, payment and other information on such grid shall not in any manner affect the obligation of the Co-Borrowers to repay each Revolving Credit Loan made by such Lender in accordance with the terms of the Revolving Credit Note and this Agreement.  The Revolving Credit Note, the grid schedule and the books and records of each Lender shall constitute prima facie evidence of the Revolving Credit Loans absent manifest error.

SECTION 2.03.    Equipment Loans. (a) Subject to the terms and conditions set forth in this Agreement, the Co-Borrowers may utilize up to $3,000,000 of the Revolving Credit Commitment to borrow equipment term loans from the Lenders and each Lender agrees, severally but not jointly, to make loans (individually, an “Equipment Loan” and, collectively, the “Equipment Loans”) to the

Co-Borrowers at any time during the Revolving Credit Commitment Period up to but not exceeding at any one time outstanding the amount of its Equipment Loan Commitment; provided, however, that no Equipment Loan shall be made if, after giving effect to such Equipment Loan, (i) the outstanding principal amount of the Equipment Loans at such time would exceed the Total Equipment Loan Commitment, or (ii) Aggregate Outstandings would exceed the Total Revolving Credit Commitment.

(b)           Each Equipment Loan made by each Lender to the Co-Borrowers shall be evidenced by an Equipment Loan Note, appropriately completed, duly executed on behalf of the Co-Borrowers and payable to the order of each Lender in a principal amount equal to such Lender’s Commitment Proportion of such Equipment Loan.  Each Equipment Loan shall be a Prime Rate Loan, a LIBOR Loan or a Fixed Rate Loan and shall have a term designated by the Co-Borrower in the Notice of Borrowing but which shall not exceed five (5) years from the date of the borrowing and, in the absence of any such designation shall be five (5) years.  Each Equipment Loan shall be payable in monthly or quarterly (as determined by the Lenders) installments of interest and principal.  The date and amount of each Equipment Loan and the date and amount of each payment or prepayment of principal of such Equipment Loan shall be recorded on a schedule annexed to each such Equipment Loan Note, and the Co-Borrowers authorize each Lender to make such recordation; provided, however, that the failure of any Lender to set forth payments and other information in such grid shall not in any manner affect the obligation of the Co-Borrowers to repay any Equipment Loan made by the Lenders in accordance with the terms of this Agreement.  Each Equipment Loan Note, the grid schedule and the books and records of each Lender shall be prima facie evidence of the information so recorded absent manifest error.

(c)           The Co-Borrowers shall deliver to the Administrative Agent a completed Notice of Borrowing not later than 11:00 a.m., New York, New York time, three Business Days prior to the date of each proposed LIBOR Loan under this Section 2.03, on the date of each proposed Prime Rate Loan under this Section 2.03 or two Business Days prior to the date of each proposed borrowing of a Fixed Rate Loan pursuant to this Section 2.03.  Such notice shall be irrevocable and shall specify specifying (i) the amount to be borrowed, which shall not exceed the Total Equipment Loan Commitment, (ii) the Type or Types of such Equipment Loans and the related amounts for each, (iii) if such Equipment Loan is an LIBOR Loan, the initial Interest Period selected for such Equipment Loan, and (iv) the proposed Borrowing Date.  Upon receipt of such notice from the Co-Borrowers, the Administrative Agent shall promptly notify each Lender thereof.  Each borrowing of an Equipment Loan shall be in an aggregate principal amount of (i) the lesser of (x) $100,000 or whole multiples thereof or (y) the Available Revolving Credit Commitment, with respect to Prime Rate Loans or Fixed Rate Loans, and (ii) $500,000 or whole multiples of $100,000 in excess thereof with respect to LIBOR Loans provided the Available Revolving Credit Commitment is at least $500,000.

SECTION 2.04.    Term Loan.  Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (individually, a “Term Loan” and, collectively, the “Term Loans”) to the Co-Borrowers on the Closing Date in an amount not to exceed its Term Loan Commitment.  The Co-Borrowers shall give the Administrative Agent irrevocable written notice on or before the Closing Date specifying (i) the amount to be borrowed, which shall not exceed the Total Term Loan Commitment, (ii) the Type or Types of such Term Loan and the related amounts for each, and (iii) if all or any portion of the Term Loan is a LIBOR Loan, the initial Interest Period selected for the Term Loan.  Upon receipt of such notice from the Co-Borrowers, the Administrative Agent shall promptly notify each Lender thereof.  The Term Loans may, at the election of the Co-Borrowers, be (i) LIBOR Loans, (ii) Prime Rate Loans or (iii) a combination thereof.  The Total Term Loan Commitment shall terminate upon funding of the Term Loans on the Closing Date.

SECTION 2.05.    Term Loan Notes.  The Term Loan made by each Lender shall be evidenced by a Term Loan Note, appropriately completed, duly executed and delivered on behalf of the Co-Borrowers and payable to the order of each Lender in a principal amount equal to the Term Credit Commitment of such Lender.  Each Lender is authorized to record the Type of its Term Loan and the date and amount of each payment or prepayment of principal thereof in such Lender’s records or on the grid schedule annexed to the Term Loan Note; provided, however, that the failure of a Lender to set forth each payment and other information shall not in any manner affect the obligation of the Co-Borrowers to repay the Term Loan made by such Lender in accordance with the terms of its Term Loan Note and this Agreement.  The Term Loan Note, the grid schedule and the books and records of each Lender shall constitute presumptive evidence of the information so recorded absent demonstrable error.  Each Term Loan Note shall (a) be dated the Closing Date, (b) be stated to mature on the Term Loan Maturity Date and (c) be payable as to principal in twenty eight (28) consecutive quarterly installments commencing on September 30, 2004 and continuing on the last day of each December, March, June and September thereafter as follows: the first four (4) quarterly installments shall each be in an aggregate amount equal to $250,000 and the fifth through the twenty-eighth quarterly installments shall each be in an aggregate amount each to 1/24th of the outstanding principal amount of the Term Loan as of September 30, 2005, all for the pro-rata distribution to the Lenders based upon their Term Loan Commitment, provided that the final payment on the Term Loan Maturity Date shall be in an amount equal to the outstanding unpaid principal amount of the Term Loan.  Each Term Loan Note, the grid schedule and the books and records of each Lender shall be prima facie evidence of the information so recorded absent manifest error.

SECTION 2.06.    Letters of Credit and Banker’s Acceptances.  (a)  Subject to the terms and conditions set forth in this Agreement, upon the written request of the Co-Borrowers in accordance herewith, the Issuing Lender shall issue Letters of Credit and create Banker’s Acceptances, at any time during the Revolving Credit Commitment Period, with pro rata participation by all of the Lenders in accordance with their respective Commitment Proportions.  Notwithstanding the foregoing, no Letter of Credit or Banker’s Acceptance shall be issued or created if, after giving effect to the same, (i) Aggregate Outstandings would exceed the Total Revolving Credit Commitment or (ii) Aggregate RC Outstandings would exceed the then current Borrowing Base.  Furthermore, in no event shall (i) the Aggregate Bankers Acceptances Outstanding exceed $6,000,000 at any time or (ii) (A) the Aggregate Letters of Credit Outstanding plus (B) the Existing Letter of Credit, exceed $6,000,000, at any time.  Notwithstanding anything contained herein to the contrary, the Issuing Lender shall be under no obligation to issue a Letter of Credit or create a Banker’s Acceptance, if any order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin, restrict or restrain the Issuing Lender in any respect relating to the issuance of such Letter of Credit or creation of such Banker’s Acceptance or a similar letter of credit or Banker’s acceptance, or any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit or direct the Issuing Lender in any respect relating to the issuance of such Letter of Credit or the creation of such Banker’s Acceptance or similar letter of credit or Banker’s acceptance, or shall impose upon the Issuing Lender with respect to any Letter of Credit or Banker’s Acceptance any restrictions, any reserve or capital requirement or any loss, cost or expense not reimbursed by the Co-Borrowers to the Issuing Lender.  Each request for issuance of a Letter of Credit shall be in writing and shall be received by the Issuing Lender by no later than 12:00 p.m. on the day which is at least two Business Days prior to the proposed date of issuance.  Such issuance or creation, as applicable, shall occur by no later than 5:00 p.m. on the proposed date of issuance or creation (assuming proper prior notice as aforesaid).  Subject to the terms and conditions contained herein, the expiry dates, the type of Letter of Credit (i.e., Sight Letter of Credit or Standby Letter of Credit), the purpose, the amounts and the beneficiaries of the Letters of Credit will be as designated by the Co-Borrowers.  The Issuing Lender shall promptly notify the Lenders of the amounts of all Letters of Credit issued hereunder and Banker’s Acceptances created hereunder, and of any extension, reduction, termination or amendment of any Letter of Credit or Banker’s Acceptance.  Each Letter of Credit issued by the Issuing Lender hereunder shall identify: (i) the dates of issuance and expiry of such Letter of Credit, (ii) the amount of such Letter of Credit (which shall be a sum certain, although partial drawings shall be permitted), (iii) the beneficiary and account party of such Letter of Credit, and (iv) the drafts and other documents necessary to be presented to the Issuing Lender upon drawing thereunder.  No Sight Letter of Credit issued hereunder shall expire more than 180 days from the date of issuance, no Standby Letter of Credit issued hereunder shall expire more than one year from the date of issuance and no Banker’s Acceptance shall mature more than 180 days from the date of creation thereof, and in no event shall any Letter of Credit (including any Standby Letter of Credit) expire or any Banker’s Acceptance mature, after the Business Day which is immediately prior to the Revolving Credit Commitment Termination Date.  The Co-Borrowers agree to execute and deliver to the Issuing Lender such further documents and instruments in connection with any Letter of Credit issued or Banker’s Acceptance created hereunder (including, without limitation, applications therefor and the Issuing Lender’s Master Letter of Credit Agreement and Standard Acceptance Credit Agreement) as the Issuing Lender in accordance with its customary practices may request.  To the extent of any inconsistency between those documents and this Agreement, the provisions of this Agreement shall control and such other documents shall not impose any operating restrictions, financial covenants, or payment obligations or require Co-Borrowers to provide any collateral in addition to or different from those imposed under this Agreement.

(b)           Drawings Under Letters of Credit and Payments of Banker’s Acceptances.  The Co-Borrowers hereby absolutely and unconditionally promise to pay to the Issuing Lender on the date of any drawing under a Letter of Credit or the maturity of a Banker’s Acceptance, in immediately available funds from its accounts, the amount of such drawing under such Letter of Credit or Banker’s Acceptance.  If the Co-Borrowers so request by a Notice of Borrowing delivered to the Issuing Lender and the Lenders not later than 12:30 p.m. (New York, New York time) on the date of the drawing under a Letter of Credit or the maturity of a Banker’s Acceptance in accordance with the terms hereof and if each of the conditions precedent to the making of a Loan set forth in Article V of this Agreement has been satisfied, on the Business Day on which a drawing under a Letter of Credit or the maturity of a Banker’s Acceptance occurs, the amount of such drawing, plus interest thereon, or the amount of such Banker’s Acceptance, for which the Issuing Lender has not been reimbursed by the Co-Borrowers, shall

become a Revolving Credit Loan bearing interest at the Prime Rate made by the Lenders to the Co-Borrowers on such day.   The Issuing Lender agrees to notify each Lender of the amount of each drawing under a Letter of Credit promptly upon the occurrence thereof.  Each Lender agrees that if notified of any draw under a Letter of Credit prior to 12:00 noon on a Business Day then prior to 4:00 p.m. on the same Business Day (or, if notified after such time on a Business Day, not later than 12:00 noon on the next succeeding Business Day) it will make available to the Issuing Lender at its office located at its Payment Office, in federal funds or other immediately available funds, its Commitment Proportion of any such drawing or payment, plus any interest which shall have accrued thereon, provided that each Lender’s obligation shall be reduced by its Commitment Proportion of any reimbursement by the Co-Borrowers in respect of any such drawing or payment pursuant to this Section.

(c)           Letter of Credit and Banker’s Acceptance Obligations Absolute.  (i) The obligations of the Co-Borrowers to reimburse the Issuing Lender as provided hereunder in respect of drawings or payments under Letters of Credit and Banker’s Acceptances shall rank pari passu with the obligations of the Co-Borrowers to repay the Loans hereunder, shall be absolute and unconditional under any and all circumstances and shall be secured pro rata with the other Obligations (if any) pursuant to the Security Document in accordance with the provisions of the Security Agreements. Without limiting the generality of the foregoing, the obligation of the Co-Borrowers to reimburse the Issuing Lender in respect of drawings under Letters of Credit and upon the maturity of Banker’s Acceptances shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such payment or the legality, validity, regularity or enforceability of the Letters of Credit or Banker’s Acceptances or any related document or any dispute between or among the Co-Borrowers, or any of them, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit or Banker’s Acceptances may be transferred.  The Issuing Lender may accept or pay any draft presented to it under any Letter of Credit regardless of when drawn or made and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expiry date of the Letter of Credit or any renewal or extension thereof then in effect, and conforms to the terms and conditions of such Letter of Credit.  Furthermore, neither the Issuing Lender nor any of its correspondents shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to conform to the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any Person to note the amount of any draft on the reverse of the Letter of Credit.  The Issuing Lender shall have the right, in its sole discretion, to decline to accept any documents and to decline making payment under any Letter of Credit if the documents presented are not in strict compliance with the terms of such Letter of Credit.

(ii)           Any action, inaction or omission on the part of the Issuing Lender or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Co-Borrowers and shall not place the Issuing Lender or any of its correspondents under any liability to the Co-Borrowers, or any of them, in the absence of (i) gross negligence or willful misconduct by the Issuing Lender or its correspondents or (ii) the failure by the Issuing Lender to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit unless the Issuing Lender is prohibited from making such payment pursuant to a court order.  The Issuing Lender’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.  All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.

(d)           Obligations of Lenders in Respect of Letters of Credit and Banker’s Acceptances.  Each Lender acknowledges that each Letter of Credit issued and each Banker’s Acceptance created by the Issuing Lender pursuant to this Agreement is issued or created by the Issuing Lender on behalf of and with the ratable participation of all of the Lenders (i.e., in accordance with their Commitment Proportions), and each Lender agrees to make the payments required by subsection (b) hereof and agrees to be responsible for its pro rata share of all liabilities incurred by the Issuing Lender in respect of each Letter of Credit issued, established, opened or extended and each Banker’s Acceptance created by the Issuing Lender hereunder for the account of any Co-Borrower.  Each Lender agrees with the Issuing Lender and the other Lenders that its obligation to make the payments required by subsection (b) hereof shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the Issuing Lender) occurring before or after the making of any payment by the Issuing Lender pursuant to any Letter of Credit or Banker’s Acceptance, including, without limitation: (i) any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein; (ii) the existence of any Default or Event of Default; or (iii) any change of any kind whatsoever in the financial position or credit worthiness of the Co-Borrowers.

(e)           Existing Letter of Credit.   The Co-Borrowers, the Issuing Lender and the Lenders agree that, from and after the Closing Date, subject to the satisfaction of the conditions precedent to the initial Loans hereunder as set forth in Article V hereof, the Existing Letter of Credit shall be a Letter of Credit for all purposes under the Agreement.

ARTICLE III INTEREST RATE; FEES AND PAYMENTS; USE OF PROCEEDS

SECTION 3.01.    Interest Rate.  (a) Each Prime Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Prime Rate, plus, in the case of Revolving Credit Loans, the applicable “Prime Rate Margin” as provided in the definition of “Applicable Revolving Credit Loan Margin,” and in the case of Equipment Loans and Term Loans, the applicable “Prime Rate Margin” as provided in the definition of “Applicable Term Loan/Equipment Loan Margin.”

(b)           Each LIBOR Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Reserve Adjusted Libor determined for each Interest Period thereof in accordance with the terms hereof, plus, in the case of Revolving Credit Loans, the applicable “LIBOR Margin” as provided in the definition of “Applicable Revolving Credit Loan Margin,” and in the case of Equipment Loans and Term Loans, the applicable “LIBOR Margin” as provided in the definition of “Applicable Term Loan/Equipment Loan Margin.”

(c)           Each Fixed Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Fixed Rate established by the Administrative Agent for such Loan in accordance with the terms hereof.

(d)           If the Co-Borrowers shall default in the payment of the principal of or interest on any portion of any Loan or any other amount becoming due hereunder, whether with respect to reimbursement of drawings under Letters of Credit or payments of Banker’s Acceptances, interest, fees, expenses or otherwise, the Co-Borrowers shall on demand from time to time pay interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of 2% per annum in excess of the rate otherwise in effect from time to time, or if a rate of interest is not otherwise in effect, 2% per annum in excess of the Prime Rate.

(e)           Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of the Loans (excluding any defaulted payment accruing interest in accordance with clause (c) above), shall, at the option of the Required Lenders bear interest payable on demand at a rate of interest equal to 2% above the rate otherwise in effect with respect to such Loans.

(f)            The Co-Borrowers may elect from time to time to convert a portion of the outstanding Loans from a LIBOR Loan to a Prime Rate Loan by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election, provided that any such conversion of LIBOR Loans shall only be made on the last day of an Interest Period with respect thereto or upon the date of payment in full of any amounts owing pursuant to Section 3.08 as a result of such conversion.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof.  The Co-Borrowers may elect from time to time to convert a portion of outstanding Loans from Prime Rate Loans to LIBOR Loans by giving the Administrative Agent irrevocable written notice of such election not later than 11:00 a.m. New York, New York time, three (3) Business Days prior to the date of the proposed conversion.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Prime Rate Loans may be converted as provided herein, provided that each conversion shall be in the principal amount of $500,000 or whole multiples of $100,000 in excess thereof.  Any conversion to or from LIBOR Loans hereunder shall be made proportionately for each Lender in accordance with its Commitment Proportion and shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof.

(g)           Any LIBOR Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Co-Borrowers with the notice provisions contained in the definition of Interest Period; provided, that during the occurrence and continuance of a Default or Event of Default, the Co-Borrowers may not select Interest Periods longer than one month.

(h)           No Loan may be funded, converted to or continued as a LIBOR Loan if the Interest Period would extend beyond the Revolving Credit Commitment Termination Date, with respect to Revolving Credit Loans, the Term Loan Maturity Date, with respect to the Term Loan, or the Equipment Loan Maturity Date, with respect to an Equipment Loan.

(i)            Anything in this Agreement or in any Note to the contrary notwithstanding, the obligation of the Co-Borrowers to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to each Lender to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to such Lender limiting the rates of interest that may be charged or collected by such Lender.  If the provisions of this Agreement or any Note would at any time otherwise require payment by the Co-Borrowers to a Lender of any amount of interest in excess of the maximum amount permitted by applicable law the interest payments shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount.  To the extent that, pursuant to the foregoing sentence, any Lender shall receive interest payments hereunder or under any Note in an amount less than the amount otherwise provided herein or in any Note, such deficit (hereinafter called the “Interest Deficit”) will cumulate and will be carried forward (without interest) until the termination of this Agreement.  Interest otherwise payable to such Lender hereunder and under any Note for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by applicable law.  The amount of the Interest Deficit shall to the extent not prohibited by law be treated as a prepayment penalty and paid in full at the time of any optional prepayment by the Co-Borrowers to such Lender of all or any part of its Commitment Proportion of the applicable Loan.  The amount of the Interest Deficit relating to any Note at the time of any complete payment of any Note at that time outstanding (other than an optional prepayment thereof) shall be cancelled and not paid.

(j)            Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on a year of 360 days for the actual days elapsed.  Any rate of interest on the Loans or other Obligations which is computed on the basis of the Prime Rate shall change when and as the Prime Rate changes in accordance with the definition thereof.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.

SECTION 3.02.    Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used by the Co-Borrowers for general corporate purposes, to finance ongoing working capital requirements and to refinance a portion of the Existing Indebtedness.  The proceeds of the Term Loan shall be used by the Co-Borrowers to finance all or a portion of the cash portion of the purchase price of the Woodmark Acquisition and to refinance a portion of the Existing Indebtedness.  The proceeds of the Equipment Loans shall be used by the Co-Borrowers to finance the acquisition of equipment.   Letters of Credit shall be issued and Bankers’ Acceptances shall be created by the Issuing Lender for the account of the Co-Borrowers and shall be issued or created, as the case may be, for purposes in connection with, and in the ordinary course of, the business of the Co-Borrowers consistent with historical purposes of the Co-Borrowers prior to the date hereof.

SECTION 3.03.    Prepayments.  (a) Voluntary Prepayments.  The Co-Borrowers may repay the then outstanding Loans, in whole or in part, without premium or penalty except as provided in Section

3.08, upon not less than three Business Days’ irrevocable written notice to the Administrative Agent with respect to prepayments of LIBOR Loans or Fixed Rate Loans and on the same Business Day irrevocable written notice with respect to Prime Rate Loans, specifying the date and amount of repayment and whether such repayment is of LIBOR Loans, Fixed Rate Loans or Prime Rate Loans or a combination thereof, and if a combination thereof, the amount of repayment allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof.  If such notice is given, the Co-Borrowers shall make such repayment and the payment amount specified in such notice shall be due and payable, on the date specified therein, together with accrued interest to such date on the amount repaid to the Lenders.  Partial prepayments of any Term Loan or Equipment Loan pursuant to this Section 3.03 shall be (a) in an aggregate principal amount of (i) $50,000 or whole multiples of $25,000 in excess thereof with respect to Prime Rate Loans or Fixed Rate Loans and (ii) $250,000 or whole multiples of $50,000 in excess thereof with respect to LIBOR Loans and (b) applied to the remaining installments of principal of the Term Loan or Equipment Loan, as the case may be, in inverse order of maturity.  Notwithstanding anything to the contrary herein, the Co-Borrowers may prepay a portion of the Term Loan on the Business Day immediately following the Closing Date in an amount equal to the difference between the amount of the Term Loan funded on the Closing Date and the actual amount required by the Co-Borrowers in order to fund the cash portion of the purchase price of the Woodmark Acquisition, without any premium or penalty including interest in accordance with subsection (d) below, upon one Business Days’ notice.

(b)           Mandatory Prepayment.  In the event that (i) Aggregate Outstandings exceeds the Revolving Credit Commitment or (ii) Aggregate RC Outstandings exceeds the Borrowing Base, the Co-Borrowers shall immediately pay or prepay so much of the Loans as shall be necessary in order for the Aggregate Outstandings to be in compliance with the Revolving Credit Commitment and Aggregate RC Outstandings not to exceed the Borrowing Base, as the case may be.  To the extent that such prepayments are insufficient to reduce the Aggregate Outstandings to an amount equal to or less than the then current Borrowing Base, the Co-Borrowers shall pledge Cash Collateral, in an amount equal to the amount of such short-fall which Cash Collateral shall secure the reimbursement obligations with respect to Letters of Credit and Banker’s Acceptances.

(c)           Prepayments of Fixed Rate Loans.  The Co-Borrowers agree that all prepayments of Fixed Rate Loans hereunder shall be accompanied by interest accrued on the amount prepaid through the date of prepayment together with a prepayment charge as liquidated damages and not as a penalty equal to the net present value (as determined by the Administrative Agent) of (a)(i) the difference (if positive) between the relevant Fixed Rate (less 175 basis points) and the then current yield on U.S. Treasury Securities with maturities approximately equal to the remaining time between the date of prepayment and the maturity date of such Fixed Rate Loan (expressed as a percentage), multiplied by (ii) the total amount of principal prepaid, divided by (iii) 360 multiplied by (b) the actual number of days remaining until the maturity date of such Fixed Rate Loan.

(d)           General Provisions Applicable to Prepayment.    All prepayments required by clauses (b) and (c) above shall be applied, first, to Prime Rate Loans outstanding, second, to LIBOR Loans outstanding having the shortest remaining Interest Periods, and third, as collateral security to secure the Co-Borrower’s reimbursement obligations with respect to Letters of Credit and Banker’s Acceptance.  Any prepayment made pursuant to this Section 3.03 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

SECTION 3.04.    Fees.

(a)           Origination Fee.  The Co-Borrowers agree to pay to the Administrative Agent for the account of, and pro rata distribution to, each Lender an origination fee of $117,632, which fee shall be payable on the Closing Date .

(b)           Letters of Credit.  The Co-Borrowers shall pay to the Administrative Agent for the account of, and pro rata distribution to, the Lenders a commission with respect to the Lenders’ participation with respect to each Sight Letter of Credit, upon the issuance of such Sight Letter of Credit, an amount equal to 1/8 of 1% of the face amount of such Letter of Credit and upon presentation of such Letter of Credit for payment to the Issuing Lender, a payment commission equal to 1/8 of 1% on the face amount of such Letter of Credit.  The Co-Borrowers further agree to pay to the Administrative Agent for the account of, and pro rata distribution to, the Lenders a commission with respect to the Lenders’ participation in Standby Letters of Credit, a payment fee equal to 1.00% of the stated amount of each Standby Letter of Credit upon the issuance of such Letter of Credit.

(c)           Banker’s Acceptances.  The Co-Borrowers shall pay to the Administrative Agent for the account of, and pro rata distribution to, the Lenders a commission with respect to the Lenders’ participation with respect to each Banker’s Acceptance, a percentage amount equal to the Applicable Revolving Credit Loan Margin for LIBOR Loans on the face amount of each Banker’s Acceptance, payable on the creation of such Banker’s Acceptances.

(d)           Additional Letter of Credit and Bankers Acceptance Fees.  The Co-Borrowers agree to pay the Issuing Lender, on demand, in addition to the amounts set forth in clauses (b) and (c) alone, all standard fees and commissions charged by the Issuing Lender with respect to the issuance and maintenance of Letters of Credit (including, without limitation, amendments to letters of credit) and the creation of Bankers Acceptances which fees and commissions may change from time to time without notice to the Co-Borrowers.

SECTION 3.05.    Inability to Determine Interest Rate.  In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Co-Borrowers) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Reserve Adjusted Libor applicable pursuant to Section 3.01(b) for any requested Interest Period with respect to (a) the making of an LIBOR Loan, (b) a LIBOR Loan that will result from the requested conversion of a Prime Rate Loan into a LIBOR Loan, or (c) the continuation of a LIBOR Loan beyond the expiration of the then current Interest Period with respect thereto, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Co-Borrowers and the Lenders at least one Business Day prior to, as the case may be, the requested Borrowing Date for such LIBOR Loan, the conversion date of such Prime Rate Loan or the last day of such Interest Period.  If such notice is given (a) any LIBOR Loan that was to have been made shall be made as a Prime Rate Loan, (b) any Prime Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Prime Rate Loan and (c) any outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to a Prime Rate Loan.  Until such notice has been withdrawn by the Administrative Agent, which notice of withdrawal shall be given promptly after the Administrative Agent determines that such conditions no longer exist, the Co-Borrowers shall not have the right to request a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan.

SECTION 3.06.    Illegality.  Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for a Lender to make or maintain LIBOR Loans as contemplated by this Agreement, such Lender shall forthwith give notice of such circumstances, confirmed in writing, to the Co-Borrowers and the Administrative Agent and (a) the commitment of such Lender to make and to allow conversion to or continuations of LIBOR Loans shall forthwith be cancelled for the duration of such illegality and (b) the Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Prime Rate Loans on the next succeeding last day of each Interest Period applicable to such LIBOR Loans or within such earlier period as may be required by law.  The Co-Borrowers shall pay to the requesting Lender, upon demand, any additional amounts required to be paid pursuant to Section 3.08 hereof.  A Lender’s notice of such costs, as certified to the Co-Borrowers, shall be conclusive absent manifest error.

SECTION 3.07.    Other Events.  (a) In the event that any introduction of or change in any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law of, or from any central bank or other governmental authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:

(i)            shall subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Loans, any Letter of Credit or Banker’s Acceptance, or change the basis of taxation of payments to the Lender or Issuing Lender of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of a Lender or the Issuing Lender or of a lending office of a Lender or the Issuing Lender and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by the jurisdiction in which the such Lender or the Issuing Lender has its lending office, or by the jurisdiction in which such Lender or the Issuing Lender is organized, has its principal office or is managed and controlled); or

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law but excluding any of the foregoing included in the computation of Reserve Adjusted LIBOR) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of a Lender or the Issuing Lender; or

(iii) shall impose on a Lender or the Issuing Lender any other condition, or change therein;

and the result of any of the foregoing is to increase the cost to a Lender or the Issuing Lender of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case by an amount which such Lender or the Issuing Lender deems material, then, in any such case, the Co-Borrowers, shall pay such Lender or the Issuing Lender, as the case may be, upon demand, such additional amount or amounts as such Lender or the Issuing Lender shall have determined will compensate such Lender or the Issuing Lender for such increased costs or reduction.  Any determination by a Lender or the Issuing Lender of such additional amounts shall be conclusive absent manifest error.  This Section 3.07 shall survive the termination of this Agreement and payment of the Notes.

(b)  No failure on the part of any Lender or the Issuing Lender to demand compensation under clause (a) above on one occasion shall constitute a waiver of its right to demand compensation on any other occasion and no failure on the part of a Lender or the Issuing Lender to promptly notify the Co-Borrowers shall in any way reduce any obligations of the Co-Borrowers to such Lender or the Issuing Lender under this Section 3.07, except that no compensation shall be payable with respect to any event giving rise to a request for compensation unless such request is made within 180 days after a Lender or the Issuing Lender has actual knowledge of such event.

SECTION 3.08.    Indemnity. (a)  The Co-Borrowers agree to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense which such Lender sustains or incurs, including, without limitation, interest or fees payable by a Lender to lenders of funds obtained by it in order to maintain LIBOR Loans hereunder (but such loss shall not include any loss of profit), as a consequence of (i) default by the Co-Borrowers in payment of the principal amount of or interest on any LIBOR Loan, (ii) default by the Co-Borrowers to accept or make a borrowing of a LIBOR Loan or a conversion or continuation of a LIBOR Loan after the Co-Borrowers have requested such borrowing, conversion or continuation, (iii) default by the Co-Borrowers in making any prepayment of any LIBOR Loan after the Co-Borrowers give a notice in accordance with Section 3.03 of this Agreement and/or (iv) the making of any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or the making of any conversion of a LIBOR Loan to a Prime Rate Loan on a day which is not the last day of the applicable Interest Period with respect thereto.  A certificate of a Lender setting forth such amounts shall be conclusive absent manifest error.    The Co-Borrowers shall pay such Lender the amount shown as due on any certificate within ten days after receipt thereof.  This Section 3.08 shall survive termination of this Agreement and payment of the Obligations.

(b)           This Section 3.08 shall survive termination of this Agreement and payment of the Notes.

SECTION 3.09.    Funds; Manner of Payment. (a) Unless otherwise specified herein each payment and prepayment of principal of and interest on each Loan shall be made by the Co-Borrowers not later than 12:00 noon, New York, New York time, on the date on which it is payable.

(b)           All payments made by the Co-Borrowers hereunder or under any Note will be made without setoff, counterclaim, deductions or other defense.  All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding any tax imposed on or measured by the net income of any Lender) and all interest, penalties or similar liabilities with respect thereto (such non-excluded items being hereinafter collectively referred to as “Taxes”).  If any Taxes are so levied or imposed, the Co-Borrowers will pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  The Co-Borrowers will furnish to the Administrative Agent within 30 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Co-Borrowers.  The Co-Borrowers will indemnify and hold harmless the Administrative Agent, the Issuing Lender and the Lenders, and reimburse the Administrative Agent, the Issuing Lender and each Lender, upon its written request, for the amount of any Taxes so levied or imposed and paid by the Administrative Agent, the Issuing Lender or such Lender, which indemnity shall survive termination of this Agreement and payment of the Notes.  All payments under this Agreement shall be made in lawful money of the United States of America in immediately available funds at the Payment Office of the Administrative Agent.

(c)           On or before the date on which it becomes a party to this Agreement, each Lender that is not organized under the laws of the United States or a state thereof agrees that it will deliver to the Co-Borrowers and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, an Internal Revenue Service Form W-8BEN or successor applicable form, and a statement in the form of Exhibit J hereto.  Each Lender which delivers to the Co-Borrowers and the Administrative Agent a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to the Administrative Agent two further copies of the said statement and Form W-8BEN or W-8ECI, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such statement or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent statement or form previously delivered by it to the Administrative Agent, and such extensions or renewals thereof as may be requested by the Administrative Agent, certifying in the case of a Form W-8BEN or W-8ECI that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender shall promptly notify the Co-Borrowers and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered above-mentioned form or statement (or successor thereto) to the Co-Borrowers and the Administrative Agent.

(d)           The Administrative Agent shall directly charge all interest and principal payments due in respect of the Loans and all fees payable hereunder to one or more of the accounts of the Co-Borrowers at the Payment Office or other office of the Administrative Agent.  The Issuing Lender may, in its sole discretion, directly charge reimbursement obligations with respect to Letters of Credit and Banker’s Acceptances to the Co-Borrowers’ accounts at any office of the Issuing Lender.

SECTION 3.10.  Pro Rata Treatment and Payments. (a) Each borrowing by the Co-Borrowers from the Lenders, each conversion of a Loan pursuant to Section 3.01(f) hereof or continuation of a Loan pursuant to Section 3.01(g) hereof, each payment by the Co-Borrowers on account of any fee (other than with respect to fees which are expressly payable to the Administrative Agent or the Issuing Lender for its own account), reimbursements by the Co-Borrowers to the Issuing Lender with respect to drawings under letters of Credit and payments of Banker’s Acceptances pursuant to Section 2.06 hereof, and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the respective relevant Commitment Proportions of the Lenders.  Each payment (including each prepayment) by the Co-Borrowers on account of principal of and interest on each Loan shall be made pro rata according to the respective outstanding principal amounts of such Loans held by each Lender.  All payments (including prepayments) to be made by the Co-Borrowers on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders (except as specified above), at the Payment Office of the Administrative Agent in Dollars in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds by wire transfer of each Lender’s portion of such payment to such Lender for the account of its Lending Office.  Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

SECTION 3.11.  Funding and Disbursement of Loans. (a)  Each Lender shall make each Loan to be made by it hereunder available to the Administrative Agent at the Payment Office for the account of such office and the Administrative Agent by 1:00 p.m. New York, New York time on the Borrowing Date in Dollars in immediately available funds.  Unless any applicable condition specified in Article V has not been satisfied, the amount so received by the Administrative Agent will be made available to the Co-Borrowers at the Payment Office by crediting the account of P&F or such other Co-Borrower specified in the Notice of Borrowing of the Co-Borrowers with such amount and in like funds as received by the Administrative Agent; provided, however, that if the proceeds of any Loan or any portion thereof are to be used to prepay outstanding Loans, Banker’s Acceptance obligations or Letter of Credit obligations, then the Administrative Agent shall apply such proceeds for such purpose to the extent necessary and credit the balance, if any, to the Co-Borrowers’ accounts.

(b)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a proposed Borrowing Date that such Lender will not make the amount which would constitute its Commitment Proportion of the borrowing on such Borrowing Date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Co-Borrowers a corresponding amount.  If such amount is not made available to the Administrative Agent until a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand interest on such Lender’s Commitment Proportion of such borrowing at a rate equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation during such period, from and including such Borrowing Date to the date on which such Lender’s

Commitment Proportion of such borrowing shall have become immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts due pursuant to this Section 3.11(b) shall be conclusive absent demonstrable error.  Nothing herein shall be deemed to relieve any Lender from its obligations to fulfill its commitment hereunder or to prejudice any right which the Co-Borrowers may have against any Lender as a result of any default by such Lender hereunder.

ARTICLE IV  REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and the Issuing Lender to enter into this Agreement and to make the financial accommodations herein provided for, the Co-Borrowers each represent and warrant to the Administrative Agent, the Lenders and the Issuing Lender that:

SECTION 4.01.  Organization, Corporate Powers, etc. Each of the Co-Borrowers and their respective Subsidiaries (a) is a corporation, company or partnership duly formed or incorporated, validly existing and in good standing under the laws of the state of its formation, (b) has the power and authority to own its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the failure to be so qualified could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (d) has the company, partnership or corporate power to execute and perform each of the Loan Documents to which it is a party, (e) with respect to each Co-Borrower, has the corporate power to borrow hereunder and to execute and deliver the Notes, and (f) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations the violation of which could reasonably be expected to, individually or the aggregate, have a Material Adverse Effect.

SECTION 4.02.  Authorization of Borrowing, Enforceable Obligations. The execution, delivery and performance by each Co-Borrower of this Agreement, and the other Loan Documents to which it is a party, the borrowings by the Co-Borrowers hereunder, and the execution, delivery and performance of each Subsidiary of the Loan Documents to which such Subsidiary is a party, (a) have been duly authorized by all requisite corporate, partnership or company action, (b) will not violate or require any consent (other than consents as have been made or obtained and which are in full force and effect) under (i) any provision of law applicable to any Co-Borrower or any Subsidiary, any governmental rule or regulation, or the Certificate of Incorporation, By-laws or other organizational documents, as applicable, of any Co-Borrower or any Subsidiary or (ii) any order of any court or other agency of government binding on any Co-Borrower or any Subsidiary or any indenture, agreement or other instrument to which any Co-Borrower or any Subsidiary is a party, or by which any Co-Borrower or any Subsidiary or any of its property is bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any Co-Borrower or any Subsidiary other than as contemplated by this Agreement or the other Loan Documents.  This Agreement and each other Loan Document to which the Co-Borrowers and each Subsidiary is a party constitutes a legal, valid and binding obligation of each Co-Borrower and each Subsidiary, as the case may be, enforceable against each Co-Borrower and each Subsidiary, as the case may be, in accordance with its terms except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03.  Financial Condition.  (a) The Co-Borrowers have heretofore furnished to the Lenders (i) the audited Consolidated balance sheet of P&F and its Subsidiaries and the related Consolidated statement of income, shareholders equity and cash flow of P&F and its Subsidiaries, dated December 31, 2003, audited by independent certified accountants for the fiscal year ended December 31, 2003, (ii) the unaudited Consolidated balance sheet of P&F and its Subsidiaries and the related Consolidated statements of income, shareholders equity and cash flow of P&F and its Subsidiaries for the three month period ended March 31, 2004 and (iii) the audited balance sheet of Woodmark International, L.P., a Texas limited partnership, and its Subsidiaries and the related statements of income, shareholders equity and cash flow of Woodmark International, L.P., a Texas limited partnership, and its Subsidiaries, dated December 31, 2003, audited by independent certified accounts for the fiscal year ended December 31, 2003.  Such audited financial statements were prepared in conformity with GAAP and fairly present the financial position and results of operations of P&F and its Subsidiaries as of the date of such financial statements and for the periods to which they relate and, since December 31, 2003, no event which has had a Material Adverse Effect has occurred.  The Co-Borrowers shall deliver to the Lenders a certificate by the Chief Financial Officer of the Co-Borrowers to that effect on the Closing Date.  As of the Closing Date, there are no material obligations or liabilities contingent or otherwise of P&F or any of its Subsidiaries which are not reflected or disclosed on such audited statements referred to in subsection (i) above other than obligations arising in the ordinary course of business since March 31, 2004 and those resulting from the Woodmark Acquisition.

(b)           Each of the Co-Borrowers and the Guarantors is Solvent (taking into account contribution rights).

SECTION 4.04.  Taxes.  To the best knowledge of the Co-Borrowers, all assessed deficiencies resulting from Internal Revenue Service examinations of the federal income tax returns of the Co-Borrowers, or any of them, or any of their Subsidiaries have been discharged or reserved against in accordance with GAAP.  To the best knowledge of the Co-Borrowers, each Co-Borrower and each of their Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except taxes which (a) are being contested in good faith and which are reserved against in accordance with GAAP, or (b) are less than $100,000 in the aggregate.

SECTION 4.05.  Title to Properties.  Each Co-Borrower and each of their Subsidiaries has good title to their respective properties and assets except for such properties and assets as have been disposed of as no longer used or useful in the conduct of their respective business or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all Liens other than Permitted Liens.

SECTION 4.06.  Litigation.  (a) Except as set forth in Schedule VII, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Co-Borrowers, or any of them, or any of their Subsidiaries) pending or, to the knowledge of the Co-Borrowers, threatened against or affecting the Co-Borrowers, or any of them, or any of their Subsidiaries at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which could reasonably be expected to result in a Material Adverse Effect; and (b) none of the Co-Borrowers nor any of their Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

SECTION 4.07.  Agreements.  None of the Co-Borrowers or any of their Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect.  None of the Co-Borrowers or any of their Subsidiaries is in default in any manner which could reasonably be expected to have a Material Adverse Effect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

SECTION 4.08.  Compliance with ERISA.  Each Plan is in compliance in all material respects with ERISA; to the knowledge of the Co-Borrowers no Plan which is a “Multi-Employer Plan (as defined in Section 4001(a)(3) of ERISA) is insolvent (as defined in Section 4245 of ERISA) or in reorganization (as defined in Section 4241 of ERISA), no Plan or Plans which are single employer Plans (within the meaning of Section 4001(a)(15) of ERISA) have an Unfunded Current Liability, which is reasonably likely to have a Material Adverse Effect and no Plan which is a single employer Plan (within the meaning of Section 4001(a)(15) of ERISA) has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; none of the Co-Borrowers nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or reasonably expects to incur any liability under any of the foregoing sections on account of the prior termination of participation in or contributions to any such Plan; to the knowledge of the Co-Borrowers no proceedings have been instituted to terminate any Plan; to the knowledge of the Co-Borrowers no condition exists which presents a risk to the Co-Borrowers, or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code in excess of $500,000 in the aggregate; and no lien imposed under the Code or ERISA on the assets of any Co-Borrower or any of their ERISA Affiliates exists or, to the knowledge of the Co-Borrowers, is likely to arise on account of any Plan.  None of the Plans is on the date hereof a defined benefit plan.  For purposes hereof, the term “defined benefit plan” shall mean any plan which is not a “defined contribution plan” as defined in Section 414(i) of the Code.

SECTION 4.09.  Federal Reserve Regulations; Use of Proceeds.  (a) None of the Co-Borrowers nor any of their Subsidiaries is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended from time to time).  If requested by the Administrative Agent, the Co-Borrowers will, and will cause each of their Subsidiaries to, furnish to the Administrative Agent such a statement on Federal Reserve Form U-1.

(b)           No part of the proceeds of any Loan and no other extension of credit hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of the Regulations T, U, or X of the Board of Governors of The Federal Reserve System.

(c)           The proceeds of each Loan and each other extension of credit hereunder shall be used solely for the purposes permitted under Section 3.02.

SECTION 4.10.  Approvals.  No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by any of the Co-Borrowers or any of their Subsidiaries, or with the execution and delivery of the other Loan Documents to which it is a party or, with respect to the Co-Borrowers, the borrowings and each other extension of credit hereunder other than registrations, consents and approvals received prior to the date hereof and disclosed to the Lenders and which are in full force and effect or as may be required in the perfection or continuation of perfection of any security interest in any collateral for the Loans or in connection with any sale of collateral for the Loans.

SECTION 4.11.  Subsidiaries.  Attached hereto as Schedule I is a true, correct and complete list of all of the Co-Borrower’s Subsidiaries and indicating, as to each Subsidiary, its name, the jurisdiction of its incorporation, its shareholders or other owners of an interest in such Subsidiary and the number of outstanding shares or other ownership interest owned by each shareholder or other owner of an interest.

SECTION 4.12.  Hazardous Materials.  Except as may be relevant with respect to the matters set forth on Schedule VIII, the Co-Borrowers and each of their Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and none of the Co-Borrowers nor any of their Subsidiaries has used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by any of the Co-Borrowers or any of their Subsidiaries in any manner which violates any applicable Environmental Law.  To the best knowledge of the Co-Borrowers, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates any applicable Environmental Law in any material respect.

SECTION 4.13.  Investment Company Act.  None of the Co-Borrowers or any of their Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.14.  Security Agreement.  The Security Agreement when executed by the Co-Borrowers and the Guarantors shall, pursuant to its terms, constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Agreement in favor of the Administrative Agent for the ratable benefit of the Lenders.

SECTION 4.15.  No Default.  No event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

SECTION 4.16.   Permits and Licenses. The Co-Borrowers and each of their Subsidiaries has all permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate their respective businesses, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.17.  Compliance with Law.  The Co-Borrowers and each of their Subsidiaries are in compliance with all laws, rules, regulations, orders and decrees which are applicable to them, or to any of their respective properties, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.18.  Disclosure. None of the reports, financial statements, certificates or other documents, certificates or other written statements furnished to the Administrative Agent and the Lenders by or on behalf of the Co-Borrowers, or any of them, or any of their Subsidiaries hereunder or any other Loan Document for use in connection with the transactions contemplated by this Agreement or any other Loan Document taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

SECTION 4.19.  Pledge Agreements.  The Pledge Agreements, when executed by P&F and Countywide shall, pursuant to their respective terms, pledge and grant to the Administrative Agent for the ratable benefit of the Lenders a first security interest in all of their right, title and interest in and to all of the issued and outstanding shares of capital stock of each of their respective Subsidiaries.

SECTION 4.20.  Representations in Purchase Agreement.  To the knowledge of the Co-Borrowers, each of the representations and warranties made by Woodmark International L.P. and Stair House, Inc. to Woodmark pursuant to the Purchase Agreement taken as a whole are true and correct in all material respects.

ARTICLE V  CONDITIONS OF LENDING

SECTION 5.01.  Conditions to the Initial Extensions of Credit.  The several obligations of each Lender and of the Issuing Lender to make the initial extensions of credit hereunder are subject to the following conditions precedent:

(a)           Revolving Credit Notes and Term Loan Notes.  On or prior to the Closing Date, the Administrative Agent shall have received for the account of each Lender the Revolving Credit Notes and the Term Loan Notes, each duly executed by the Co-Borrowers.

(b)           Intentionally Omitted.

(c)           Security Agreement.  On or prior to the Closing Date, the Administrative Agent shall have received, with any executed counterpart of each Lender, the Security Agreement, duly executed by each Co-Borrower, along with UCC financing statements in a form acceptable to the Administrative Agent for such jurisdictions as the Administrative Agent determines are necessary to perfect the liens created by the Security Agreement.

(d)           Subordination Agreements.  On or prior to the Closing Date, the Agent shall have received, with an executed counterpart for each Lender, the Woodmark Subordinated Note and the Sherstad Subordinated Note, duly executed by Woodmark.

(e)           Opinion of Counsel.  On or prior to the Closing Date, the Administrative Agent shall have received the favorable written opinion of counsel for the Co-Borrowers and the Guarantors dated the Closing Date and addressed to the Administrative Agent and the Lender, substantially in the form of Exhibit G attached hereto.

(f)            Supporting Documents.  The Administrative Agent shall have received on or prior to the Closing Date (i) a certificate of good standing for each Co-Borrower and each Guarantor (if any) from the secretary of the state of their respective jurisdiction of incorporation dated as of a recent date; (ii) certified copies of the Certificate of Incorporation (or certificate of formation) and By-laws (or operating agreement) of each Co-Borrower and each Guarantor (if any); (iii) a certificate of the Secretary or an Assistant Secretary of each Co-Borrower and each Guarantor (if any) dated the Closing Date and certifying (a) that neither the Certificates of Incorporation (or certificate of formation) nor the By-laws (or operating agreement) of such Co-Borrower or such Guarantor has been amended since the date of their certification; (b) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such Co-Borrower and by the Board of Directors and the shareholders of such Guarantor authorizing the execution, delivery and performance of each Loan Document to which it is a party and, with respect to each Co-Borrower, the borrowings hereunder; and (c) the incumbency and specimen signature of each officer of such Co-Borrower and such Guarantor executing each Loan Document to which such Co-Borrower or Guarantor is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer of each Co-Borrower and each Guarantor as to the incumbency and signature of the Secretary or Assistant Secretary of such Co-Borrower and such Guarantor; and (iv) such other documents as the Administrative Agent may reasonably request.

(g)           Insurance.  The Administrative Agent shall have received on or prior to the Closing Date a certificate of insurance from an independent insurance broker confirming the insurance required to be maintained pursuant to Section 6.01 hereof and evidence that the Administrative Agent has been named loss payee and additional insured for the ratable benefit of the Lenders with respect to each policy of such insurance (other than relating to real estate and buildings), to the extent required by Section 6.01 and the Administrative Agent shall be satisfied with its review thereof.

(h)           Assets Free from Encumbrances.  The Administrative Agent shall have received on or prior to the Closing Date evidence satisfactory to the Administrative Agent that the accounts receivable, inventory, equipment and all other assets of each Co-Borrower and each Guarantor are free and clear of all Liens, except those Liens permitted pursuant to Section 7.01.

(i)            No Material Adverse Changes.  There shall not have occurred in the sole opinion of the Lenders any event since December 31, 2003 which could reasonably be expected to cause a Material Adverse Effect.

(j)            Fees.  Concurrently with the funding of the initial Loans, the Co-Borrowers shall have paid the fees payable on the Closing Date referred to in Section 3.04 and all costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation and execution of the Loan Documents and the creation and perfection of the Liens granted pursuant to the Security Agreements.

(k)           Certain Agreements.  Receipt and satisfactory review by the Administrative Agent of all shareholder agreements, voting trust agreements, employment agreements, consulting agreements, management agreements and any agreement between the Co-Borrowers, or any of them, their Subsidiaries, and any of their respective shareholders.

(l)            Intentionally Omitted.

(m)          Lease Schedule.  Prior to the Closing Date the Lenders shall have received a schedule of all lease agreements to which any Co-Borrower or any Guarantor is a party (other than leases of real property, leases of equipment which do not require an annual lease expenditure in excess of $50,000 and leases of motor vehicles) and the Administrative Agent shall have been satisfied with its review thereof or, in lieu thereof, a copy of each lease agreement shall be delivered to the Administrative Agent prior to the Closing Date.

(n)           Intentionally Omitted.

(o)           Payment of Indebtedness.  On the Closing Date, the Administrative Agent shall have received evidence satisfactory to it that the Existing Indebtedness of the Co-Borrowers shall be paid in full simultaneously with the consummation of the transactions contemplated hereby.

(p)           Pledge Agreements.  On or prior to the Closing Date, the Administrative Agent shall have received the Pledge Agreements, duly executed by each of P&F and Countrywide along with all share certificates evidencing the shares pledged thereunder and stock powers executed in blank.

(q)           Pro Forma Borrowing Base Certificate.  Prior to the Closing Date, the Administrative Agent shall have received for its satisfactory review, a Borrowing Base Certificate prepared as of May 31, 2004, on a pro forma basis, which shall be computed on the basis that the Woodmark Acquisition has been consummated.

(r)            Intentionally Omitted.

(s)           Landlord Waivers.  The Administrative Agent shall have received duly executed Landlord Waivers for each of the Co-Borrowers’ leased locations, all in form and substance satisfactory to the Administrative Agent or shall have instituted such reserves against Eligible Inventory (as described in the definition of “Eligible Inventory”), as the Administrative Agent shall require in its Permitted Discretion.

(t)            Purchase Agreement.  On or prior to the Closing Date, the Administrative Agent shall have received full and complete copies of the Purchase Agreement, together with all exhibits and schedules thereto and all documents execution in connection therewith.

(u)           Woodmark Acquisition Conditions.  The Woodmark Acquisition shall be consummated (i) in accordance with the terms and conditions set forth in the Purchase Agreement and the documents executed in connection therewith and (ii) in compliance with all applicable laws, all reasonably satisfactory to the Administrative Agent and the Lenders.

(v)           Officer’s Certificate.  On or prior to the Closing Date, the Administrative Agent shall have received a certificate of a duly authorized officer of the Co-Borrowers, dated the Closing Date, stating that the representations and warranties in Article IV hereof are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default.

(w)          Title Reports.  On or prior to the Closing Date, the Administrative shall have received title reports issued by (i) a title insurance company authorized to transact business in New York, with respect to the Embassy Premises, and (ii) a title insurance company authorized to transact business in Florida, with respect to the Jupiter Premises and Tampa Premises, and (iii) a title insurance company authorized to transact business in Ohio with respect to the Bowling Green Premises, and each acceptable to the Administrative Agent in its sole discretion.

(x)            Completion of Proceedings.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, each Lender and their respective counsel.

(y)           Other Information, Documentation.  The Administrative Agent and each Lender shall have received such other and further information and documentation as it may reasonably require, including, but not limited, to any information or documentation relating to compliance by the Co-Borrower, or any of them, or any of their Subsidiaries with the requirements of all federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, refinement, handling, production or disposal of Hazardous Materials.

SECTION 5.02.  Conditions to all Loans.  The obligation of each Lender and the Issuing Lender to make the financial accommodations hereunder shall be subject to the conditions precedent set forth in Section 5.01 and 5.03, to the extent applicable, and the following conditions precedent:

(a)           Representations and Warranties.  On the date of each borrowing hereunder and on the date of each issuance of a Letter of Credit and creation of a Banker’s Acceptance, the representations and warranties by the Co-Borrowers and each Guarantor pursuant to this

Agreement and the Loan Documents to which each is a party shall be true and correct on and as of the Borrowing Date with the same effect as though such representations and warranties had been made on and as of such date (unless limited to an earlier date, in which event they will be true as of such earlier date).

(b)           No Default.  On the date of each borrowing hereunder and on the date of each issuance of a Letter of Credit and creation of a Banker’s Acceptance, the Co-Borrowers shall be in compliance with all the terms and provisions set forth in the Agreement and in each Loan Document on their part to be observed or performed and no Default or Event of Default shall have occurred and be continuing or will result after giving effect to the Loan requested.

(c)           Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing duly executed by an Executive Officer of the Co-Borrowers with respect to the requested Loan.

(d)           Letter of Credit Documentation.  With respect to the issuance, amendment, renewal or extension of any Letter of Credit, the Issuing Lender shall have received the documents and instruments requested by the Issuing Lender in accordance with the penultimate sentence of Section 2.06(a) hereof.

Each Notice of Borrowing and each submission to the Issuing Lender of a request for the issuance of a Letter of Credit or the creation of a Banker’s Acceptance and the acceptance by the Co-Borrowers of the proceeds of each Loan or the issuance of each Letter of Credit or creation of each Banker’s Acceptance shall constitute a representation and warranty that the statements contained in Sections 5.02(a) and 5.02(b) above are true and correct as of the date of such Loan, the issuance of such Letter of Credit or the creation of such Banker’s Acceptance.

SECTION 5.03.  Additional Conditions with respect to each Equipment Loan.  The obligation of each Lender to make each Equipment Loan hereunder is subject to the conditions precedent set forth in Section 5.01 and 5.02 and to the following conditions precedent.

(a)           Equipment Loan Note.  The Administrative Agent shall have received for the account of each Lender an Equipment Loan Note, each duly executed by the Co-Borrowers, which Equipment Loan Notes shall each be dated the date of such Equipment Loan, be stated to mature in consecutive monthly or quarterly installments of principal, have a term not to exceed five (5) years and shall bear interest for a period from the date such Loan is made on the unpaid principal amount thereof at the applicable rates per annum specified herein.

(b)           Equipment Free from Encumbrances.  The Administrative Agent shall have been provided a description of the equipment to be acquired with the proceeds of such Equipment Loan and shall be satisfied that such equipment is being acquired free and clear of all Liens, other than Liens permitted pursuant to Section 7.01.

(c)           Security Interest of the Administrative Agent.  The Administrative Agent shall be satisfied that the equipment to be acquired with the proceeds of such Equipment Loan shall be subject to the Lien granted to the Administrative Agent for the ratable benefit of the Lenders pursuant to the Security Agreement and the Co-Borrowers shall take all steps determined by the

Administrative Agent to be necessary or desirable to perfect the Liens of the Administrative Agent on such equipment.

ARTICLE VI  AFFIRMATIVE COVENANTS

Each Co-Borrower covenants and agrees with the Lenders and the Issuing Lender that so long as this Agreement shall remain in effect or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid it will, and will cause each of its Subsidiaries to:

SECTION 6.01.  Corporate Existence, Properties, etc.  Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or company existence (except any Obligor may convert to a partnership, corporation or limited liability company); at all times maintain, preserve and protect all franchises and trade names and preserve all of its property, except to the extent that failure to do so is not reasonably likely to have a Material Adverse Effect; and keep the same in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; at all times keep its insurable properties adequately insured and maintain (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) worker’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death or properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Lenders.  Each such policy of insurance shall provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policies and shall name the Administrative Agent as additional insured and loss payee.  So long as no Default or Event of Default has occurred and is then continuing insurance proceeds received or to be received by the Administrative Agent as loss payee with respect to any claim (a) not in excess of $500,000, shall be paid to the Co-Borrowers, and (b) greater than $500,000, shall be used as a prepayment of the Revolving Credit Loans provided that if no Revolving Credit Loans are then outstanding such insurance proceeds shall be made available to the Co-Borrowers to repair, replace or rebuild the asset subject to the damage or buy other assets useful in the business of the Co-Borrowers.  Each Co-Borrower shall provide to the Administrative Agent promptly upon receipt of written request therefor, evidence of the annual renewal of each such policy.

SECTION 6.02.  Payment of Indebtedness, Taxes, etc. (a) Pay all indebtedness and obligations, including, but not limited to, all principal and interest on the Notes, whether now existing or hereafter arising, as and when due and payable except where the failure to make such payment pending such contest could not reasonably be expected to have Material Adverse Effect, and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that none of the Co-Borrowers nor any of their Subsidiaries shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as (i) the validity thereof shall be contested in good faith by appropriate proceedings, and the relevant Co-Borrower or Subsidiary, as the case may be, shall have set aside on its books adequate reserves determined in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested, or (ii) the amount thereof is less than $100,000, in the aggregate, and; further, provided that, subject to the foregoing proviso, each Co-Borrower and each of its Subsidiaries will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefor.

SECTION 6.03.  Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:

(a)           (i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Co-Borrowers, a copy of the audited consolidated balance sheet of P&F and its Subsidiaries as of the end of such year and the related audited consolidated statements of income, shareholders equity and cash flow for such year, setting forth in each case in comparative form the respective figures for the previous fiscal year end, and accompanied by a report thereon of BDO Siedman, LLP or other independent certified public accountants of recognized standing selected by the Co-Borrowers and reasonably satisfactory to the Required Lenders (the “Auditor”), which report shall be unqualified; and (ii) as soon as available, but in any event within 90 days after the end of each fiscal year of P&F and each of its Subsidiaries, a copy of the management prepared consolidating financial statements of the Co-Borrowers setting forth in comparative form the respective figures for the previous fiscal year end and which support the financial statements delivered pursuant to clause (i), in each case of (i) and (ii) prepared in accordance with GAAP, applied on a consistent basis and with respect to the statements referred to in clause (ii) accompanied by a certificate to that effect executed by the Chief Financial Officer of P&F;

(b)           as soon as available, but in any event not later than 60 days after the end of each quarterly period of each fiscal year of the Co-Borrowers, a copy of the unaudited interim consolidated and consolidating balance sheet of P&F and its Subsidiaries as of the end of each such quarter and the related unaudited interim consolidated and consolidating statements of income, shareholders equity and cash flow for such quarter and the portion of the fiscal year through such date and setting forth in each case in comparative form the respective figures for the corresponding date and period in the previous fiscal year, in each case prepared by the Chief Financial Officer of P&F in accordance with GAAP, applied on a consistent basis and accompanied by a certificate to that effect executed by the Chief Financial Officer of P&F;

(c)           a certificate prepared and signed by the Chief Financial Officer of P&F with each delivery required by (a) and (b), as to whether or not, as of the close of such preceding period and at all times during such preceding period, the Co-Borrowers were in compliance with all the provisions in this Agreement, showing computation of financial covenants and quantitative negative covenants, and if the Auditor or Chief Financial Officer of P&F, as the case may be, shall have obtained knowledge of any default in such compliance or notice of such default, it shall disclose in such certificate such default or defaults or notice thereof and the nature thereof, whether or not the same shall constitute an Event of Default hereunder;

(d)           at all times indicated in (a) above, a copy of the management letter, if any, prepared by the Auditor;

(e)           on or prior to the twenty-fifth (25th) day of each calendar month a detailed schedule of accounts receivable of the Co-Borrowers certified by the Chief Financial Officer of P&F and current as of the last Business Day of the preceding month, which schedule shall include accounts receivable agings on an invoice date basis, all in form satisfactory to the Required Lenders;

(f)            on or prior to the twenty-fifth (25th) day of each calendar month a completed Borrowing Base Certificate executed by the Chief Financial Officer of P&F and current as of the last day of the immediately preceding month;

(g)           promptly after filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports which P&F or any of its Subsidiaries shall file with the Securities and Exchange Commission;

(h)           promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not reasonably be expected to result in any materially adverse action to be taken by such agency; and

(i)            promptly, from time to time, such other information regarding the operations, business affairs and condition, financial or otherwise, of the Co-Borrowers, or any of them, or any of their Subsidiaries as any Lender may reasonably request.

SECTION 6.04.  Access to Premises and Records.  (a) Maintain financial records in accordance with GAAP and permit representatives of the Administrative Agent and each Lender upon reasonable written prior notice to have access during normal business hours to the premises of each Co-Borrower and each of their Subsidiaries upon request, and to examine and make excerpts from the minute books, books of accounts, reports and other records and to discuss the affairs, finances and accounts of each Co-Borrower and their Subsidiaries with their respective executive officers or with their respective independent accountants.  The Co-Borrowers shall be entitled to have a representative present at any meetings with such accountants.

(b)           At any time that the outstanding principal amount of the Loans is equal to or greater than $25,000,000, permit the Administrative Agent or its representative to conduct field audits of the Co-Borrowers’ accounts receivable and inventory, and all related books and records, as the Administrative Agent deems necessary or desirable, provided that so long as no Default or Event of Default shall have occurred, the Co-Borrowers shall pay for the costs, expenses and charges of only one such asset audit per year in an amount not to exceed $7,500 per audit.

SECTION 6.05.  Notice of Adverse Change.  Promptly notify each Lender in writing of (a) any change in the business or the operations of the Co-Borrowers, or any of them, or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect, disclosing the nature thereof, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Administrative Agent or any Lender pursuant to this Agreement, fail, in any material respect, to present fairly, as of the date thereof and for the periods covered thereby, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

SECTION 6.06.  Notice of Default.  Promptly notify each Lender of any Default or Event of Default which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action which is proposed to be taken with respect thereto.

SECTION 6.07.  Notice of Litigation.  Give each Lender prompt written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined against the Co-Borrowers, or any of them, or any of their Subsidiaries on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, would (a) materially impair the right of the Co-Borrowers, or any of them, or any of their Subsidiaries to carry on their business substantially as now conducted or (b) have a Material Adverse Effect.

SECTION 6.08.  ERISA.  Promptly deliver to each Lender a certificate of the Chief Financial Officer of the Co-Borrowers setting forth details as to such occurrence and such action, if any, which the Co-Borrowers, or any of them, or any ERISA Affiliate is required or proposes to take, together with any notices required to be given to or filed with or by (as applicable) the Co-Borrowers, or any of them, any ERISA Affiliate, the PBGC, a Plan participant or the Plan Administrator, with respect thereto:  that a Reportable Event has occurred with respect to a Plan, that an accumulated funding deficiency (as defined in Section 412 of the Code) has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including of any required installment payments) or for an extension of any amortization period under Section 412 of the Code with respect to a Plan that is a single employer plan (within the meaning of Section 4001(a)(15) of ERISA), that a Plan has been terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that one or more Plans that are Single Employer Plans within the meaning of Section 4001(a)(15) of ERISA) have an Unfunded Current Liability in excess of an amount which is reasonably likely to have a Material Adverse Effect, that proceedings have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Co-Borrowers, or any of them, or any ERISA Affiliate will incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA.  Upon request of the any Lender, the Co-Borrowers will deliver to the Lenders a complete copy of the annual report (Form 5500) of each Plan that is a single employer Plan (within the meaning of Section 4001(a)(15) of ERISA), required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Co-Borrowers, or any of them, or any of their Subsidiaries required to be delivered to the Lenders hereunder shall be delivered to the Lenders no later than 10 days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Co-Borrowers, or any of them, or any of the Subsidiaries.

SECTION 6.09.  Compliance with Applicable Laws.  Comply in all material respects with the requirements of all laws, rules, regulations and orders of any Governmental Authority, which are necessary to the business and/or operations of any Co-Borrower or Guarantor and maintain all licenses and permits necessary or useful to the conduct of the business of each Co-Borrower and each Guarantor.

SECTION 6.10.  Subsidiaries.  Promptly notify each Lender prior to the occurrence thereof, of the creation, establishment or acquisition, in any manner, including without limitation, as a result of a Permitted Acquisition, of any Subsidiary of any Co-Borrower or any Guarantor not existing on the date hereof.  The Co-Borrowers shall cause each Subsidiary to execute a Guaranty and a Security Agreement, or a joinder agreement with respect to any previously executed Guaranty or Security Agreement, each in favor of the Administrative Agent, as agent for the Lenders, in each case, concurrently with the creation, establishment or acquisition of such Subsidiary and in connection therewith shall provide to the Administrative Agent the supporting documents identified in Section 5.01(f) in each case with respect to such Subsidiary, together with a favorable written opinion of counsel to such Subsidiary in form and substance satisfactory to the Administrative Agent and its counsel, as to the due execution, delivery and enforceability of such documents and such other usual and customary matters (with usual and customary exceptions) as the Administrative Agent may reasonably request.  All costs and expenses incurred by the Administrative Agent or its representatives in connection with the execution of such Guaranties or Security Agreements shall be for the account of the Co-Borrowers, including reasonable attorneys’ fees.

SECTION 6.11.  Default in Other Agreements.  Promptly notify each Lender of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Co-Borrowers, or any of them, or any of their Subsidiaries is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 6.12.  Environmental Laws.  Comply in all material respects with the requirements of all applicable Environmental Laws, except with respect to those matters set forth on Schedule VIII, provide to the Lenders all documentation in connection with such compliance that the Lenders may reasonably request, and defend, indemnify, and hold harmless each Lender, the Administrative Agent and their respective employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, release, or threatened release of any Hazardous Materials on any property at any time owned or occupied by the Co-Borrowers, or any of them, or any of their Subsidiaries; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials; and/or (d) any violation of laws, orders, regulations, requirements, or demands of government authorities, which are based upon or in any way related to such Hazardous Materials including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.

SECTION 6.13.  Further Assurances.    Execute and deliver to the Administrative Agent all such documents and instruments and do all such other acts and things as may be necessary or required by the Administrative Agent to enable the Administrative Agent to exercise and enforce for the ratable benefit of the Lenders the rights under the Loan Documents to which the Administrative Agent or the Lenders are a party.

SECTION 6.14.  Mortgages.  Upon the occurrence and continuance of an Event of Default the Administrative Agent may, upon five (5) Business Days prior written notice to the Co-Borrowers, record the Mortgages and, in connection therewith, the Co-Borrowers shall provide to the Administrative Agent, within fifteen (15) Business Days following such date, (a) a title policy and a lender’s title insurance binder issued by an insurance company authorized to transact business in the State of New York and acceptable to the Administrative Agent naming the Administrative Agent as insured and insuring that the Mortgages create continuing, valid liens on the Embassy Premises, the Jupiter Premises, the Tampa Premises and the Bowling Green Premises, prior to all Liens (other than Permitted Liens), and each securing an amount and on terms and conditions satisfactory to the Required Lenders at such time, (b) a current legal description and updated survey of the Embassy Premises, the Jupiter Premises, the Tampa Premises and the Bowling Green Premises, certified to the Administrative Agent and the title company, (c) a certificate of insurance from an independent insurance broker confirming the insurance required to be maintained pursuant to the Mortgages, with respect to the Embassy Premises, the Jupiter Premises, the Tampa Premises and the Bowling Green Premises, each naming the Administrative Agent as mortgagee with respect to such insurance, and (d) such other documents, promissory notes, agreements and information, including opinions of counsel, that the Administrative Agent may request.  The Co-Borrowers acknowledge that the Mortgages have been prepared based upon a standard New York form of Mortgage and agree to make such changes to the forms of Mortgages and execute such additional documents as may be required in order to record such Mortgages in any jurisdiction other than the State of New York, and to employ local counsel with respect to any such Mortgage as the Administrative Agent may require in order to ensure that such Mortgage properly grants to the Administrative Agent a recorded on the premises referenced therein.  The Co-Borrowers further agree to pay all title insurance premiums, recording and filing fees and charges and other expenses incurred by the Administrative Agent in connection with the recording of the Mortgages and the delivery of the other documents required pursuant to this Section 6.14.

ARTICLE VII  NEGATIVE COVENANTS

Each Co-Borrower covenants and agrees with each Lender and the Issuing Lender that so long as this Agreement shall remain in effect or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid, it will not, and will not cause or permit any of its Subsidiaries, directly or indirectly, to:

SECTION 7.01.  Liens.  Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:

(a)           Liens existing on the date hereof as set forth on Schedule II attached hereto and accept to each Lender, including any renewals or extensions thereof or any amendments or modifications thereto, or, with respect to the liens of Wachovia Bank on the Jupiter Premises, the Embassy Premises and the Tampa Premises, any refinancings of such debt with the same or new lenders; provided that no such Lien is extended, modified or otherwise amended to cover any additional property and that the amount of Indebtedness secured thereby is not increased;

(b)           Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of the relevant Co-Borrower or Subsidiary in accordance with GAAP;

(c)           carriers’, warehousemans’, mechanics’, suppliers, or other like Liens arising in the ordinary course of business and not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish in any material respect the interest of the Administrative Agent in any of the collateral subject to the Security Agreements;

(d)           Liens incurred or deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety, performance and appeal bonds, and other obligations of a similar nature incurred in the ordinary course of business;

(e)           any attachment, judgment or similar Lien arising in connection with any court or governmental proceeding provided that the execution or other enforcement of such Lien is effectively stayed;

(f)            easements, rights of way, restrictions and other similar charges or encumbrances which in the aggregate do not materially interfere with the occupation, use and enjoyment by the Co-Borrowers, or any of them, or any of their Subsidiaries of the property or assets encumbered thereby in the normal course of their respective business or materially impair the value of the property subject thereto;

(g)           deposits under workmen’s compensation, unemployment insurance and social security laws;

(h)           purchase money Liens for fixed or capital assets, including obligations under any Capital Lease; provided, in each case, (x) no Event of Default or event which, upon notice or lapse of time or both, would constitute an Event of Default shall have occurred and be continuing or shall occur after the grant of the proposed Lien, and (y) such purchase money Lien does not exceed 100% of the purchase price and encumbers only the property being acquired and such other property that may have been previously acquired from such Person or an affiliate of such Person, so long as such Lien does not, at any time, extend to any items of collateral not so acquired from such Person;

(i)            Liens on assets acquired in a Permitted Acquisition, provided that such Liens (i) only cover assets acquired thereunder and (ii) are the result of the continuation of Liens on such assets in existence on the date of the closing of such Permitted Acquisition;

(j)            Liens on assets acquired in the Woodmark Acquisition, provided that such Liens (i) only cover assets acquired thereunder and (ii) are the result of the continuation of Liens on such assets in existence on the date of the closing of such Acquisition;

(k)           Liens granted to the Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents; and

(l)            Liens on escrow funds granted under the terms of the Purchase Agreement and in other escrow funds constituting a possible portion of the purchase price under any Permitted Acquisition.

SECTION 7.02.  Indebtedness.  Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, other than:

(a)           Indebtedness incurred prior to the date hereof as described in Schedule III attached hereto and acceptable to each Lender, including any renewals or extensions thereof or any amendments or modifications thereto; provided such renewal, extension, amendment or modification does not result in an increase in the aggregate principal amount of such Indebtedness;

(b)           Indebtedness to each Lender and the Issuing Lender under this Agreement and the Notes;

(c)           Indebtedness for trade payables incurred in the ordinary course of business which are not overdue;

(d)           Indebtedness consisting of guarantees permitted pursuant to Section 7.03;

(e)           Subordinated Indebtedness approved in writing by the Lenders;

(f)            Indebtedness secured by purchase money liens as permitted under Section 7.01(h) for Capital Expenditures permitted hereunder; provided no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the incurrence of such Indebtedness;

(g)           Indebtedness under hedging agreements entered into to manage interest rate or currency risk and not for purposes of speculation; and

(i)            Additional Indebtedness not otherwise permitted by this Section 7.01 in an amount not to exceed $1,000,000, in the aggregate, at any time.

SECTION 7.03.  Guaranties.  Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise to maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies for other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:

(a)           guaranties executed prior to the date hereof as described on Schedule IV attached hereto and acceptable to the Lenders but not including any renewals, extensions or other modifications thereof;

(b)           endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

(c)           guaranties of any Indebtedness under this Agreement; and

(d)           guarantees of Indebtedness permitted under Section 7.02, provided, that, any guarantee of Subordinated Indebtedness shall be subordinated in the same manner and to the same extent as the Subordinated Indebtedness.

SECTION 7.04.  Sale of Assets.  Sell, lease, transfer or otherwise dispose of their respective properties and assets to a Person other than Obligor, whether or not pursuant to an order of a federal agency or commission, except for (a) the sale of inventory disposed of in the ordinary course of business and (b) the sale or other disposition of properties or assets (including assets specified on the Closing Date to the Administrative Agent in the certificate delivered pursuant to Section 5.01(v)) no longer used or useful in the conduct of their respective businesses.

SECTION 7.05.  Sales of Notes.  Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Co-Borrowers, or any of them, or any of their Subsidiaries, with or without recourse, except for collection in the ordinary course of business.

SECTION 7.06.  Loans and Investments.  Make or commit to make any advance, loan, extension of credit, or capital contributions to or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person except for (a) the ownership of stock of any Subsidiaries existing as of the Closing Date or acquired after the date hereof whether pursuant to a Permitted Acquisition or otherwise, provided the Co-Borrowers have complied with their obligations under Section 6.10 with respect to such Subsidiary, (b) investments described on Schedule VI attached hereto, (c) loans by any Co-Borrower to any other Co-Borrower or any Guarantor and loans by any Guarantor to any Co-Borrower or any other Guarantor, (d) Permitted Investments, (e) the Woodmark Acquisition and (f) Permitted Acquisitions provided that (i) aggregate principal balance of the Term Loan is not greater than $12,5000,000, at the time of any such acquisition, (ii) no more than one (1) Permitted Acquisition shall be permitted in any twelve month period and (iii) no more than four (4) Permitted Acquisitions shall be permitted prior to the Term Loan Maturity Date.

SECTION 7.07.  Nature of Business.   Change or alter, in any material respect, the primary nature of its business from the nature of the business engaged in by it on the date hereof but nothing herein shall prevent any acquisition of a business which is engaged in the same line of business of the Co-Borrowers or a business incidental thereto.

SECTION 7.08.  Sale and Leaseback.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

SECTION 7.09.  Federal Reserve Regulations.   Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 7.10.  Accounting Policies and Procedures.  Permit any change in the accounting policies and procedures of the Co-Borrowers, any Guarantor or any of their respective Subsidiaries, including a change in fiscal year, except such internal policy changes which do not materially affect the preparation of the financial statements to be delivered pursuant to this Agreement and the calculation of the financial covenants set forth in Section 7.13 hereof, provided, however, that any policy or procedure required to be changed by the Financial Accounting Standards Board (or other board or committee thereof) in order to comply with Generally Accepted Accounting Principles may be so changed.

SECTION 7.11.  Hazardous Materials.  Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations, or cause or permit, as a result of any intentional or negligent act or omission on the part of any Co-Borrower, any Guarantor or any of their respective Subsidiaries, a release of Hazardous Materials onto such property or asset or onto any other property, except in compliance with such laws and regulations.

SECTION 7.12.  Limitations on Fundamental Changes.   Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or, except with respect to a Permitted Acquisition, acquire all of the stock or all or substantially all of the assets or the business of any Person or liquidate, wind up or dissolve or suffer any liquidation or dissolution; provided, however, any Guarantor may merge or consolidate with any other Guarantor or merge with and into a Co-Borrower (provided the Co-Borrower is the surviving corporation).

SECTION 7.13.  Financial Condition Covenants.

(a)           Fixed Charge Coverage Ratio.  Permit the ratio of (i) Consolidated EBITDA minus cash taxes paid to (ii) Consolidated Interest Expense plus Consolidated Current Maturities on Long Term Debt to be less than 1.20:1.00 as of the end of any fiscal year of the Co-Borrowers.

(b)           Minimum Capital Base.  Maintain a Consolidated Capital Base during the periods set forth below of not less than the amount set forth below opposite the applicable period:

Period	Amount

June 30, 2004 through December 30, 2004	$7,000,000
December 31, 2004 through December 30, 2005	$9,500,000
December 31, 2005 through December 30, 2006	$16,500,000
December 31, 2006 through December 30, 2007	$23,000,000
December 31, 2007 and thereafter	$28,000,000

(c)           Consolidated Senior Debt to Consolidated EBITDA.  Permit the ratio of Consolidated Senior Debt to Consolidated EBITDA during the periods set forth below to be greater than the ratio set forth below opposite the applicable period:

Period	Ratio

September 30, 2004 through December 30, 2005	3.90:1.00
December 31, 2005 through December 30, 2007	3.00:1.00
December 31, 2007 and thereafter	2.50:1.00

(d)           Consolidated Capital Expenditures.  Permit Consolidated Capital Expenditures to exceed $3,000,000 for any fiscal year, provided, that up to $1,500,000 of an unexpended amount in any fiscal year may be carried forward for use in the immediately following fiscal year only.  Capital Expenditures in any fiscal year shall be deemed to be made, first, from the amount carried forward, if any, from the prior fiscal year and, second, from the amount otherwise available under this Section 7.13(d).

(e)           No Consolidated Net Loss.  Incur for any four consecutive fiscal quarter of the Co-Borrowers a Consolidated Net Loss calculated exclusive of extraordinary gains.

All financial condition covenants included in this Section 7.13 (other than Section 7.13(d)) shall be tested on a “rolling four quarters” basis.  If any Permitted Acquisition is consummated, then for purposes of calculating compliance with this Section 7.13, for each of the first three quarters following consummation of such Permitted Acquisition, Consolidated EBITDA shall be determined on the basis of including the annualized EBITDA of the acquired Person in computation of Consolidated EBITDA.  For purposes of calculating compliance with the provisions of Section 7.13(a) and (c) above, Consolidated EBITDA at any time shall mean Consolidated EBITDA as determined on the basis of the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.03.

SECTION 7.14.  Subordinated Debt.  (i) Directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt, except in accordance with the terms of the Subordination Agreements or (ii) amend, supplement or otherwise modify any of the terms thereof without the prior written consent of the Required Lenders.

SECTION 7.15.  Transactions with Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate (other than (i) transactions with a Co-Borrower or a Guarantor, (ii) indemnification and compensation arrangements with officers and directors in their capacity as an officer or director, and (iii) payment of dividends otherwise permitted by this Agreement), except in the ordinary course of and pursuant to the reasonable requirements of the business of such Co-Borrower or of its Subsidiary and upon fair and reasonable terms no less favorable to the such entity than it would obtain in a comparable arms-length transaction with a Person not an Affiliate.

SECTION 7.16.  Impairment of Security Interest.  Take or omit to take any action which could reasonably be expected to adversely affect or impair the security interest in any property subject to a security interest in favor of the Administrative Agent nor grant to any Person any interest whatsoever in any property subject to a security interest in favor of the Administrative Agent.

ARTICLE VIII  EVENTS OF DEFAULT

SECTION 8.01.  Events of Default.  In the case of the happening of any of the following events (each an “Event of Default”):

(a)           failure by the Co-Borrowers to (i) pay the principal or interest on any Loan when due and payable, (ii) make any reimbursement obligations with respect to a drawing under any Letter of Credit when due and payable or any amounts payable in connection with Banker’s Acceptances, or (iii) pay any fees or other amounts payable under any Loan Document when due or payable and, with respect to clause (iii), such failure shall continue unremedied for a period of three (3) Business Days;

(b)           default shall be made in (i) the due observance or performance of any covenant, condition or agreement of the Co-Borrowers, or any of them, or any of their Subsidiaries to be performed pursuant to Section 6.03, 6.04, 6.05, 6.06, 6.07, or 6.14 or Article VII of this Agreement, or (ii) the due observance or performance of any other covenant, condition or agreement of the Co-Borrowers, or any of them, or any of their Subsidiaries to be performed pursuant to this Agreement or any other Loan Document (other than those specified in clause (a) of this Section 8.01) and such failure shall continue unremedied for a period of ten (10) days after written notice thereof from the Administrative Agent;

(c)           any representation or warranty made in this Agreement or any other Loan Document or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document, shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(d)           default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness (other than any Note and unsecured trade payables) of the Co-Borrowers or any of their Subsidiaries in excess of $500,000, individually or in the aggregate, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof, or any Indebtedness (other than unsecured trade payables) in excess of $500,000, individually or in the aggregate, shall not be paid when due;

(e)           the Co-Borrowers, or any of them, or any of their Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Co-Borrowers, or any of them, or any of their Subsidiaries or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing, or (vii) the Co-Borrowers, or any of them, or any of their Subsidiaries shall become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(f)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Co-Borrowers, or any of them, or any of their Subsidiaries or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Co-Borrowers, or any of them, or any of their Subsidiaries or for a substantial part of their property, or (iii) the winding-up or liquidation of the Co-Borrowers, or any of them, or any of their Subsidiaries and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

(g)           One or more orders, judgments or decrees for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Co-Borrowers, or any of them, or any of their Subsidiaries and the same shall not have been paid in accordance with such judgment, order or decree and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree which is not stayed, or (ii) there shall have been a period of sixty (60) days during which a stay of enforcement of such judgment order or decree, by reason of pending appeal or otherwise, was not in effect;

(h)           any Plan which is a single employer Plan shall fail to comply in any material respect with the minimum funding standard required under Section 412 of the Code for any Plan year or part thereof or a waiver of such standard is applied for or granted under Section 412 of the Code, any Plan is terminated by the Co-Borrowers, or any of them, or any ERISA Affiliate or the subject of termination proceedings by the PBGC under ERISA, any Plan shall have an Unfunded Current Liability which is reasonably likely to have a Material Adverse Effect, a Reportable Event shall have occurred with respect to a Plan or the Co-Borrowers, or any of them, or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Co-Borrowers, or any of them, or any ERISA Affiliate, the granting of a security interest on such assets, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code, and in each case, such event or condition, together with all such events or conditions, if any, could reasonably be expected to result in liability of the Co-Borrowers, or any of them, or any of their Subsidiaries in an aggregate amount exceeding $500,000;

(i)            any material provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms or the Co-Borrowers, or any of them, or any Guarantor shall so assert in writing; or

(j)            any of the Liens purposed to be granted pursuant to any Security Document shall fail or cease for any reason to be legal, valid and enforceable Liens on the collateral purported to be covered thereby or shall fail or cease to have the priority purported to be created thereby, or then, at any time thereafter during the continuance of any such event, the Administrative Agent may, and, upon the request of the Required Lenders, shall, take either or both of the following actions, at the same or different times (A) terminate the Commitments and declare (i) the Notes, both as to principal and interest, (ii) an amount equal to the Aggregate Letters of Credit Outstanding, and (iii) an amount equal to the Aggregate Banker’s Acceptances Outstanding, to be forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding; provided, however, that if an event specified in Section 8.01 (e) and (f) shall have occurred, the Commitments shall automatically terminate and the Notes and an amount equal to the Aggregate Letters of Credit Outstanding and to the Aggregate Banker’s Acceptances Outstanding, shall be immediately due and payable; (B) exercise any or all of the rights and remedies afforded to the Bank in the Security Agreements, by the Uniform Commercial Code or otherwise possessed by the Bank and, realize upon, dispose of, or sell, all or any part of the collateral given by the Co-Borrowers and the Guarantors to the Bank, and the Bank may apply the net proceeds of such realization, disposal or sale to the payment of any liabilities of the Co-Borrowers under the Notes or this Agreement as set forth in the Security Agreements and (C) record the Mortgages provided that the recording of the Mortgages shall not be deemed a waiver of any Event of Default then in existence.  With respect to all Letters of Credit that shall not have matured or presentment for honor shall not have occurred, and with respect to Banker’s Acceptances the maturity date of which has not occurred, the amounts in respect thereof as described in the preceding sentence shall be deposited in an account under the sole domain and control of the Bank, as Cash Collateral for the obligation of the Co-Borrowers to reimburse the Bank in the event of any drawing or payment in respect thereof.

THE ADMINISTRATIVE AGENT

SECTION 9.01.  Appointment, Powers and Immunities.  Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder, under the Security Documents and the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, the Security Documents and the other Loan Documents together with such other powers as are reasonably incidental thereto.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement, the Security Documents and the other Loan Documents and shall not be a trustee for any Lender, nor is the Administrative Agent acting in a fiduciary capacity of any kind under this Agreement, the Security Documents or the other Loan Documents or in respect thereof or in respect of any Lender.  The Administrative Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, the Security Documents, or the other Loan Documents, in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Security Documents or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Security Documents or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectibility of the Loans or for the validity, effectiveness or value of any interest or security covered by the Security Documents or for the value of any collateral or for the validity or effectiveness of any assignment, mortgage, pledge, security agreement, financing statement, document or instrument, or for the filing, recording, re-filing, continuing or re-recording of any thereof or for any failure by any Co-Borrowers or any of their respective Subsidiaries to perform any of its obligations hereunder or under the other Loan Documents.  The Administrative Agent may take all actions by itself and/or it may employ agents and attorneys-in-fact, and shall not be responsible to any Lender, except as to money or the securities received by it or its authorized agents, for the negligence or misconduct of itself or its employees or of any such agents or attorneys-in-fact, if such agents or attorneys-in-fact are selected by it with reasonable care.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder, under the Security Documents or the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

SECTION 9.02.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability to any Lender for relying upon, any certification, notice or other communication (including any thereof by telephone, telex, telegram, facsimile or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by this Agreement, the Security Documents or the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder, under the Security Documents or the other Loan Documents in accordance with instructions signed by the Required Lenders, or such other number of Lenders as is specified in Section 10.04 hereof, and such instructions of the Required Lenders or other number of Lenders as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

SECTION 9.03.  Events of Default.  The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loans or of fees to the extent the same is required to be paid to the Administrative Agent for the account of the Lenders) unless the Administrative Agent has received notice from a Lender or the Co-Borrowers specifying such Default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall (subject to Section 9.07 hereof) take such action with respect to such Default as shall be directed by the Required Lenders, except as otherwise provided in Section 10.04 hereof; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but is not obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

SECTION 9.04.  Rights as a Lender.  With respect to its Commitment and the Loans made by it, the Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each entity which is the Administrative Agent in its individual capacity.  Each entity which is the Administrative Agent and its Affiliates may (without having to account therefore to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Co-Borrowers or any of their respective Affiliates, as if it were not acting as the Administrative Agent, and, except to the extent otherwise herein specifically set forth, each entity which is the Administrative Agent may accept fees and other consideration from the Co-Borrowers or any of their respective Affiliates, for services in connection with this Agreement, the Security Documents or any of the other Loan Documents or otherwise without having to account for the same to the Lenders.

SECTION 9.05.  Indemnification.  The Lenders shall indemnify the Administrative Agent (to the extent not reimbursed by the Co-Borrowers under Section 10.03 hereof), ratably in accordance with the aggregate outstanding principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement, the Security Documents or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses which the Co-Borrowers are obligated to pay under Section 10.03 hereof or under the applicable provisions of any other Loan Document) or the enforcement of any of the terms hereof or of the Security Documents, or of any other Loan Document, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

SECTION 9.06.  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Co-Borrowers and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Security Documents or the other Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Co-Borrowers of this Agreement, the Security Documents or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Co-Borrowers.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Security Documents, or the other Loan Documents, or furnished to the Administrative Agent with counterparts or copies for the Lenders in accordance with the terms of this Agreement (which the Administrative Agent shall forward to the Lenders), the Administrative Agent shall not have any duty to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Co-Borrowers, which may come into the possession of the Administrative Agent or any of its Affiliates.

SECTION 9.07.  Failure to Act.  Except for actions expressly required of the Administrative Agent hereunder or under the Security Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability (except gross negligence and willful misconduct) and expense which may be incurred by it by reason of taking or continuing to take any such action.

SECTION 9.08.  Resignation of the Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 9.08, the Administrative Agent may resign at any time by notifying the Lenders and the Co-Borrowers.  Upon any such resignation, the Required Lenders shall have the right, with the approval of the Co-Borrowers provided no Default or Event of Default shall have occurred and then be continuing, and such approval not to be unreasonably withheld, delayed or conditioned, to appoint a successor to such Administrative Agent.  If no successor shall have been so appointed by the Required Lenders (with the approval of the Co-Borrowers) and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank of similar standing with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder as of such date.  The fees payable by the Co-Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Co-Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 hereof shall continue in effect for the benefit of such resigning Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.09.  Sharing of Collateral and Payments.  In the event that at any time any Lender shall obtain payment in respect of the Obligations, or receive any collateral in respect thereof, whether voluntarily or involuntarily, through the exercise of a right of banker’s lien, set-off or counterclaim against any Co-Borrower or otherwise, which results in it receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment expressly provided hereunder to be distributed on other than a pro rata basis), then such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata;  provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from the Lender which received the proportionate over-payment, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Co-Borrower agrees, to the extent it may do so under applicable law, that each Lender so purchasing a portion of another Lender’s Loan or participation in any Letter of Credit or Banker’s Acceptance may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

ARTICLE X  MISCELLANEOUS

SECTION 10.01.  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered by hand to such party or one Business Day after being sent by overnight mail to the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, three Business Days after the day on which mailed in the United States, addressed to such party at such address:

(a)           if to Administrative Agent, Bank, at

Citibank, N.A.

730 Veterans Memorial Highway

Hauppauge, New York  11788

Attention:              Mr. Stephen G. Kelly

Telecopy:              (631) 265-4888

with a copy to:

Farrell Fritz, P.C.

EAB Plaza

Uniondale, NY  11556

Attention:              Robert C. Creighton

Telecopy:              (516) 227-0777

(b)           if to the Co-Borrowers at

P & F Industries, Inc.

300 Smith Street

Farmingdale, New York 11735

Attention:              Mr. Joseph A. Molino, Jr.

Telecopy:              (631) 694-1836

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Attention:              Neil Novikoff, Esq.

Telecopy:              (212) 728-8111

(c)           if to any Lender, to its address set forth in the signature page of this Agreement and to the person so designated

- and -

(d)           as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 10.01.

SECTION 10.02.  Effectiveness; Survival of Agreement.  This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Administrative Agent.  All covenants, agreements, representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Lenders of the Loans, and the issuance by the Issuing Lender of Letters of Credit and creation of Banker’s Acceptances, in each case, as herein contemplated and the execution and delivery to the Lenders of the Notes evidencing the Loans shall survive as long as the Obligations hereunder remain outstanding and unpaid and the Revolving Credit Commitments are in effect.  The obligations of the Co-Borrowers pursuant to Section 3.07, Section 3.08, Section 3.09 and Section 10.03 shall survive termination and payment of the Obligations.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Co-Borrowers, or any of them, and their Subsidiaries which are contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Lenders.  The Co-Borrowers may not assign or transfer any of their interest under this Agreement, any Note or any other Loan Document without the prior written consent of the Bank.

SECTION 10.03.  Expenses of the Bank.  The Co-Borrowers agree (a) to indemnify, defend and hold harmless the Administrative Agent, the Issuing Lender and each Lender and their respective officers, directors, employees and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified person is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable legal or other expenses incurred in connection with the investigation or defending of any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the wilful misconduct or gross negligence of such indemnified person; and (b) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the preparation and execution of and any amendment, supplement or modification to this Agreement, the Notes any other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and disbursements of Farrell Fritz, P.C., counsel to the Administrative Agent, and (c) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the Notes, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Administrative Agent and to the several Lenders, including all such out-of-pocket expenses incurred during any work-out, restructuring or negotiations in respect of the Obligations.

SECTION 10.04.  Amendments and Waivers.  With the written consent of the Required Lenders, the Administrative Agent and the Co-Borrowers may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or any of the other Loan Documents or changing in any manner the rights of the Lenders or of the Co-Borrower hereunder or thereunder, and with the written consent of the Required Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to the Co-Borrowers a written instrument waiving, on such terms and conditions as the Administrative Agent or the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the Notes or any of the other Loan Documents or any Event of Default; provided, however, that no such waiver and no such amendment, or supplement or modification shall (a) extend the maturity of any Note, or any installment thereof, (b) reduce the rate or extend the time of payment of interest on any Note or any fees payable to the Lenders hereunder, (c) reduce the principal amount of any Note or the amount of any reimbursement due in respect of any Letter of Credit or Banker’s Acceptance, (d) increase the Commitments, (e) amend, modify or waive any provision of this Section 10.04, (f) reduce the percentage specified in the definition of Required Lenders or amend or modify any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder, (g) consent to the assignment or transfer by any Co-Borrower or any Guarantor of any of its rights or obligations under this Agreement or any other Loan Document, (h) except as expressly permitted pursuant to this Agreement or any other Loan Document release any collateral security granted to the Administrative Agent under the Security Documents or (i) release any Guarantor from its Guaranty, or limit any Guarantor’s liability with respect to its Guaranty, in each case specified in clauses (a) through (i) above without the written consent of all the Lenders; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) amend, modify, supplement or waive any provision of Article IX with respect to the Administrative Agent without the written consent of the Administrative Agent or (ii) increase the amount of any Lender’s Revolving Credit Commitment without the written consent of such Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Co-Borrowers, the Lenders, the Administrative Agent and all future holders of the Notes.

SECTION 10.05.  Successors and Assigns; Participations.

(a)           This Agreement shall be binding upon and inure to the benefit of the Co-Borrowers, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that no Co-Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)           Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Co-Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  The Co-Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.07, 3.08 and 3.09 with respect to its participation in the Commitments and in the Loans and Letters of Credit and Banker’s Acceptances outstanding from time to time; provided, however, that no Participant shall be entitled to receive any greater amount pursuant to such sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.  No Participant shall have the right to consent to any amendment to, or waiver of, any provision of this Agreement, except the transferor Lender may provide in its agreement with the Participant that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in clause (a) through clause (h) of Section 10.04.

(c)           Subject to the last sentence of this paragraph (c) any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Lender or any domestic banking affiliate thereof, and, with (i) the consent of the Administrative Agent, and (ii) unless an Event of Default shall have occurred and is then continuing, the consent of the Co-Borrower (which shall not be unreasonably withheld), to one or more additional banks or financial institutions (“Purchasing Lenders”) all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance Agreement, executed by such Purchasing Lender, such transferor Lender and the Administrative Agent (and, in the case of an Assignment and Acceptance Agreement relating to a Purchasing Lender that is not then a Lender or a domestic banking affiliate thereof, also executed by the Co-Borrowers), and delivered to the Administrative Agent for its acceptance.  Upon such execution, delivery and acceptance from and after the effective date specified in such Assignment and Acceptance Agreement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder with Commitments as set forth therein and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance Agreement, be released from its obligations under this Agreement arising after such transfer (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto except as to Sections 3.07, 3.08, 3.09 and 10.03 for the period prior to the effective date).  Such Assignment and Acceptance Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Proportions arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under or in respect of this Agreement and the Notes.  On or prior to the effective date specified in such Assignment and Acceptance Agreement, the Co-Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Notes, new Notes to the order of such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance Agreement and, if the transferor Lender has retained any Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to such Commitment retained by it hereunder.  Such new Notes shall be in a principal amount equal to the principal amount of such surrendered Notes, shall be dated the effective date specified in the Assignment and Acceptance Agreement and shall otherwise be in the form of the Notes replaced thereby.  The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Co-Borrowers marked “cancelled”.  Anything in this Section 10.05 to the contrary notwithstanding, (i) no transfer to a Purchasing Lender shall be made pursuant to this paragraph (c) if such transfer by any one transferor Lender to any one Purchasing Lender (other than a Purchasing Lender which is a Lender hereunder prior to such transfer) (x) is in respect of less than $1,000,000 of the Commitments of such transferor Lender or (y) if less than all of the Commitment of such transferor Lender is transferred, after giving effect to such transfer the amount held by any Transferor Lender would be less than $1,000,000 and (ii) each transfer to a Purchasing Lender shall be made in the same pro-rata portion with respect to the Revolving Credit Commitment, the Equipment Loan Commitment and the Term Loan Commitment.  A Purchasing Lender shall be required to deliver the forms, if applicable, required by Section 3.09.

(d)           The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the commitments of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of demonstrable error and the Co-Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Co-Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Co-Borrowers) together with payment by the Purchasing Lender to the Administrative Agent of a registration and processing fee of $3,500 if the Purchasing Lender is not a Lender prior to the execution of an Assignment and Acceptance

Agreement and $2,500 if the Purchasing Lender is a Lender prior to the execution of an Assignment and Acceptance Agreement, the Administrative Agent shall (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register, and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Co-Borrowers.

(f)            Subject to Section 10.17, the Co-Borrowers authorize each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Co-Borrowers, the Guarantors and their respective Affiliates which has been delivered to such Lender by or on behalf of the Co-Borrowers pursuant to this Agreement or which has been delivered to such Lender by the Co-Borrowers in connection with such Lender’s credit evaluation of the Co-Borrowers and their Subsidiaries prior to entering into this Agreement.

(g)           Any Lender may at any time pledge or assign or grant a security interest in all or any part of its rights under this Agreement and the other Loan Documents, including any portion of its Notes, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, provided that no such assignment shall release the transferor Lender from its Commitments or its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party to this Agreement.

SECTION 10.06.  No Waiver; Cumulative Remedies.  Neither any failure nor any delay on the part of any Lender, the Issuing Lender or the Administrative Agent in exercising any right, power or privilege hereunder or under any Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.   The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.

SECTION 10.07.  APPLICABLE LAW.  THIS AGREEMENT AND EACH NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

SECTION 10.08.  SUBMISSION TO JURISDICTION; JURY WAIVER.  EACH CO-BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NASSAU OR SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH CO-BORROWER HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS

IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF OR THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH CO-BORROWER AGREES NOT TO (a) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH FEDERAL OR STATE COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT OR (b) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM IS A COMPULSORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE.  EACH CO-BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OTHER LOAN DOCUMENT.

SECTION 10.09.  Severability.  In case any one or more of the provisions contained in this Agreement, any Note or in any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 10.10.  Reinstatement; Certain Payments.  If claim is ever made upon any Lender, the Issuing Lender or the Administrative Agent for repayment or recovery of any amount or amounts received by such Lender, the Issuing Lender or the Administrative Agent in payment or on account of any of the Obligations under this Agreement, such Lender, the Issuing Lender or the Administrative Agent, as applicable, shall give prompt notice of such claim to the Co-Borrowers, and if such Lender, the Issuing Lender or the Administrative Agent repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Lender, the Issuing Lender or the Administrative Agent or any of its property, or (ii) any settlement or compromise of any such claim effected by such Lender, the Issuing Lender or the Administrative Agent with any such claimant, then and in such event each Co-Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Co-Borrower notwithstanding the cancellation of any Note or other instrument evidencing the Obligations under this Agreement or the termination of this Agreement, and the Co-Borrower shall be and remain liable to such Lender, the Issuing Lender or the Administrative Agent hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Lender, the Issuing Lender or the Administrative Agent, as the case may be.

SECTION 10.11.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Issuing Lender, each Lender and each of their respective Affiliates are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final)

at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender, any Lender or any Affiliate of any Lender to or for the credit or the account of the Co-Borrowers or any of them, against any and all the Obligations of the Co-Borrowers now or hereafter existing under this Agreement and the Notes held by such Lender.  The rights of the Administrative Agent, the Issuing Lender and of each Lender under this Section 10.11 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which they may have.

SECTION 10.12.  Joint and Several Obligations of the Co-Borrowers.   The obligations of the Co-Borrowers hereunder constitute joint and several obligations of the Co-Borrowers and may be enforced against any of the Co-Borrowers to the full extent thereof without proceeding against the others.

SECTION 10.13.  Entire Agreement.   This Agreement, each of the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire agreement among the parties, relating to the subject matter hereof, and supercede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 10.14.  Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

SECTION 10.15.  Headings.  Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.16.  Construction.  This Agreement is the result of negotiations between, and has been reviewed by, each of the Co-Borrowers, the Administrative Agent, the Lenders and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against any of the Co-Borrowers, the Administrative Agent, or any Lender.

Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 10,17, to (A) any actual or prospective assignee or pledge of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (vi) with the consent of the Borrower or (vii) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.17.  For the purposes of this Section, “Information” shall mean all information received from any Co-Borrower or any of its Subsidiaries and related to any such Person or their business, other than any such information that was available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Co-Borrowers or their Subsidiaries; provided that, in the case of Information received from a Co-Borrower or Subsidiary after the date hereof, such information is clearly identified at the time of the delivery as confidential.  Any person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

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IN WITNESS WHEREOF, the Co-Borrowers and the Bank have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

THE CO-BORROWERS:

P&F INDUSTRIES, INC.
FLORIDA PNEUMATIC MANUFACTURING
CORPORATION
EMBASSY INDUSTRIES, INC.
GREEN MANUFACTURING, INC. COUNTRYWIDE HARDWARE, INC.
NATIONWIDE INDUSTRIES, INC. WOODMARK INTERNATIONAL, L.P.
By:	Countrywide Hardware, Inc., its General
Partner

By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr., the Vice President of each of the foregoing corporations

Revolving Credit Commitment: $7,800,000	CITIBANK, N.A.
as a Lender and as Administrative Agent
Term Loan Commitment: $22,100,000

Equipment Loan Commitment: $1,950,000	By:	/s/ Stephen Kelly
Title: Vice President
Commitment Proportion: 65%

Lending Office for Prime Rate Loans:

Citibank, N.A.
730 Veterans Memorial Highway
Hauppauge, New York 11788

Lending Office for LIBOR Loans:

Citibank, N.A.
730 Veterans Memorial Highway
Hauppauge, New York 11788

Address for Notices:

Citibank, N.A.
730 Veterans Memorial Highway
Hauppauge, New York 11788
Att: Relationship Manager – P&F Industries, Inc.
Telecopy: (631) 265-4888

Revolving Credit Commitment: $4,200,000	HSBC BANK USA
as a Lender
Term Loan Commitment: $11,900,000

Equipment Loan Commitment: $1,050,000	By:	/s/ Raymond Fincken
Title: Vice President
Commitment Proportion: 35%

Lending Office for Prime Rate Loans:

HSBC Bank USA
534 Broad Hollow Road
Melville, New York 11747

Lending Office for LIBOR Loans:

HSBC Bank USA
534 Broad Hollow Road
Melville, New York 11747

Address for Notices:

HSBC Bank USA
534 Broad Hollow Road
Melville, New York 11747
Att: Relationship Manager – P&F Industries, Inc.
Telecopy: (631) 752-4340